Exhibit 2.1

Execution Version

AMENDED AND RESTATED REINSURANCE AGREEMENT

by and between

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

and

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

Dated as of March 31, 2021

*Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publically disclosed.

TABLE OF CONTENTS
i

EXHIBITS

Exhibit A	Form of Trust Agreement
Exhibit B	Investment Asset Valuation Methodologies
Exhibit C	Investment Guidelines
Exhibit D-1	Form of Asset Valuation Report
Exhibit D-2	Form of Monthly Required Balance Report
Exhibit D-3	Form of Monthly Compliance Certification
Exhibit D-4	Form of Investment Compliance Report
Exhibit E	Form of Monthly Settlement Report

SCHEDULES

Schedule 1.01(a)	Unamortized Ceding Commission
Schedule 1.01(b)(i)	Ceding Company Census File
Schedule 1.01(b)(ii)	Prophet In-Force File
Schedule 1.01(b)(iii)	Coverage Amount and Policy Specifications for Inforce Policies
Schedule 1.01(c)	Specified Policy Forms
Schedule 1.01(d)	Underlying Reinsurance Agreements for which Reinsured Policy Information is Unavailable
Schedule 1.01(e)	Reserves Calculation
Schedule 1.01(f)	Amounts Payable by Ceding Company under Underlying Reinsurance Agreements
Schedule 1.01(g)	Ceded Reinsurance Agreements
Schedule 1.01(h)	Underlying Reinsurance Agreements
Schedule 5.05	Expense Allowance
Schedule 5.06(g)	Ceding Company Reports
Schedule 7.01	Reinsured Policies Not Administered By Ceding Company
Schedule 9.03(b)	Terminal Settlement
Schedule 9.05(a)	Partial Terminal Settlement in the Event of Recapture of an Underlying Reinsurance Agreement

AMENDED AND RESTATED REINSURANCE AGREEMENT
This AMENDED AND RESTATED REINSURANCE AGREEMENT, (this “Agreement”), dated as of March 31, 2021 (the “Phase 2 Closing Date”), is entered into by and between Provident Life and Accident Insurance Company, a corporation organized under the laws of the State of Tennessee (the “Ceding Company”) and Commonwealth Annuity and Life Insurance Company, a corporation organized under the laws of Massachusetts (the “Reinsurer”).
W I T N E S S E T H:
WHEREAS, (a) the Ceding Company, (b) The Paul Revere Life Insurance Company, a corporation organized under the laws of the Commonwealth of Massachusetts (“PRL”), (c) Unum Life Insurance Company of America, a corporation organized under the laws of the State of Maine (“UA”), and (d) the Reinsurer have entered into a Master Transaction Agreement, dated as of December 16, 2020 (the “Master Transaction Agreement”), pursuant to which the Ceding Company agreed to, as of the Applicable Effective Time, retrocede and the Reinsurer agreed to reinsure, on an indemnity basis, the Reinsured Policies;
WHEREAS, pursuant to the Master Transaction Agreement, the Ceding Company and the Reinsurer entered into that certain Reinsurance Agreement, dated as of December 17, 2020 (the “Original Reinsurance Agreement”), pursuant to which the Reinsurer agreed to reinsure, on an indemnity basis, certain of the Reinsured Policies as of the Phase 1 Effective Time (the “Phase 1 Reinsured Policies”);
WHEREAS, pursuant to the Master Transaction Agreement, the Ceding Company and the Reinsurer agreed to amend and restate the Original Reinsurance Agreement in accordance with the terms set forth in the PLA Phase 2 Reinsurance Term Sheet (as defined in the Master Transaction Agreement), pursuant to which the Reinsurer agreed to reinsure, on an indemnity basis, the Reinsured Policies, other than Phase 1 Reinsured Policies, as of the Phase 2 Effective Time (the “Phase 2 Reinsured Policies”); and
WHEREAS, concurrently with the execution of the Original Reinsurance Agreement, the Ceding Company, the Reinsurer and the Trustee entered into the Trust Agreement, dated as of December 17, 2020 (the “Trust Agreement”) in the form attached hereto as Exhibit A, pursuant to which the Trustee holds assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under the Original Reinsurance Agreement and shall hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Accrued Investment Income” means, with respect to an asset, income earned but not yet received on an asset, determined as of the closing of business on the Business Day immediately prior to the date of determination.
“Action” means any action, claim, suit, litigation, or legal, administrative or arbitration proceeding.
“Additional Consideration” has the meaning set forth in Section 3.02.
“Administrative Services” has the meaning set forth in Section 7.01(a).
“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under direct or indirect common control with such Person. For this purpose, “control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” has the meaning set forth in the preamble.
“Amended and Restated PRL Reinsurance Agreement” has the meaning set forth in the Master Transaction Agreement.
“Amended and Restated UA Reinsurance Agreement” has the meaning set forth in the Master Transaction Agreement.
“Applicable Effective Time” has the meaning set forth in Section 2.02.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any party to this Agreement or any Order applicable to any such party.
“Applicable Privacy Laws” means Applicable Laws relating to privacy, data protection and the collection and use of an individual’s information and user information gathered, accessed, collected or used by the Ceding Company or any of its Affiliates or their respective employees, agents or contractors in the course of the operations of the Reinsured Policies.
“Asset Valuation Report” has the meaning set forth in Section 5.01(a).

“Base Amount” means, as of any date of determination, the sum of (a) the Reserves as of such date of determination plus (b) the IMR Amount as of such date of determination.
“Benefits” means (a) benefits paid in accordance with the express terms and conditions of, and subject to the limitations set forth in, the Reinsured Policies, including hospital confinement benefits, treatment of injury benefits, non-disabling benefits and cancer benefits, (b) settlements (including Buy-Out Settlements in accordance with Section 2.09 and settlements for contested, litigated, appealed or mediated claims that do not exceed applicable policy limits by an amount greater than $600,000 individually or $30,000,000 during the term of this Agreement, in the aggregate when considered with the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement, and settlements in accordance with Section 7.03) paid to Customers under the Reinsured Policies, and (c) escheated or abandoned property liabilities related to the Reinsured Policies arising or incurred in the ordinary course of the Ceding Company’s business and without any violation of Applicable Law, Permit or Governmental Order, and excluding any fines, interest, penalties or other payments or liabilities arising as a result of a failure to timely escheat or pay abandoned property liabilities or any other violation of Applicable Law, Permit or Governmental Order, in each case net of amounts actually collected or actually allowed (whether by offset or otherwise) by the Ceding Company under the Ceded Reinsurance Agreements and excluding Excluded Liabilities, but including, for the avoidance of doubt, amounts paid or payable (whether by offset or otherwise) as a result of claims reassessments, solely to the extent any such claims reassessment was completed prior to the Applicable Effective Time and the reserves in respect thereof were reflected on the Phase 1 Closing Statement or the Phase 2 Closing Statement, as applicable (each, as defined in the Master Transaction Agreement), as required by any Regulatory Settlement Agreement or the California Settlement Agreement. For the avoidance of doubt, Benefits include both periodic payments made by the Ceding Company under the Reinsured Policies in accordance with the express terms and conditions of, and subject to the limitations set forth in, the Reinsured Policies and this Agreement and lump-sum amounts paid to Customers to settle claims under Reinsured Policies.
“Books and Records” means all originals or copies of documents, books, records and other information (including all data and other information stored on discs, tapes or other media) in the possession, custody or control of the Ceding Company or its Affiliates relating to the Reinsured Liabilities or relating to the Reinsured Policies, including, without limitation, administrative records, claim records, contract files, sales records, reinsurance records, underwriting records, accounting (including investment accounting) records and actuarial reports, analyses and memoranda; provided, however, that “Books and Records” excludes (a) Tax returns and Tax records and all other data and information with respect to Taxes (other than with respect to Transfer Taxes, premium taxes or similar Taxes), (b) files, records, data and information with respect to the employees of the Ceding Company or its Affiliates, (c) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Ceding Company or its Affiliates, (d) any materials prepared for the boards of directors of the Ceding Company or its Affiliates, (e) any materials that are legally privileged and for which the Ceding Company or its Affiliates do not have a common interest with the Reinsurer, it being understood that the Ceding Company or its applicable Affiliate shall use commercially reasonable efforts to enter into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege that would enable such materials to be shared with the Reinsurer and its Affiliates, (f) any information that is not permitted to be disclosed by the Ceding Company or its Affiliates to the Reinsurer or its Affiliates pursuant to Applicable Law or contract, it being understood that the Ceding Company or its applicable Affiliate shall use commercially reasonable efforts to obtain waivers or consents or make other arrangements (including redacting information) that would enable such materials to be shared with the Reinsurer and its Affiliates, (g) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Ceding Company and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated under the Master Transaction Agreement, this Agreement or the terms of engagement of such Representatives with respect thereto, and (h) consolidated regulatory filings made by the Ceding Company or its Affiliates and any related correspondence with Governmental Authorities to the extent not relating to the Reinsured Policies.
“Book Value” means, with respect to any Permitted Investment, as of any date of determination, the Reinsurer’s carrying value of the Permitted Investment (including any Accrued Investment Income thereon) as determined in accordance with SAP applicable to the Reinsurer.
“Business Day” means any day other than a day on which banks in the Commonwealth of Massachusetts, the State of Maine or the State of Tennessee are permitted or required to be closed.
“Buy-Out Settlement” has the meaning set forth in Section 2.09.
“Buy-Out Settlement Payment” has the meaning set forth in Section 2.09.
“California Settlement Agreement” means the California Settlement Agreement dated October 1, 2005 by and among UA, PRL, the Ceding Company and the California Department of Insurance, as amended by the Amendment to the California Settlement Agreement dated June 21, 2007 by and among UA, PRL, the Ceding Company and the California Department of Insurance.
“Carolina Circumstance” means (a) a default, change in licensure status or a degradation in the financial condition, financial strength rating or risk-based capital level of the Ceding Company or a corporate restructuring or change of control of the Ceding Company after the date hereof has occurred and is continuing or (b) the Ceding Company is in breach of Section 2.11.
“Ceded Reinsurance Agreements” means the contracts, binders, certificates or other evidences of ceded reinsurance set forth on Schedule 1.01(g), in each case only to the extent that such reinsurance remains in place.
“Ceded Reinsurance Recoveries” means all amounts actually paid to the Ceding Company with respect to the Monthly Accounting Periods beginning on or following the Applicable Effective Time under the Ceded Reinsurance Agreements; provided that “Ceded

Reinsurance Recoveries” shall not include any expense allowances payable under the Ceded Reinsurance Agreements, which shall be retained by the Ceding Company.
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Domiciliary State” means the State of Tennessee, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state; provided that, if the Ceding Company changes its state of domicile to the State of New York, the State of California or any foreign jurisdiction outside of the United States, the “Ceding Company Domiciliary State” shall continue to be the State of Tennessee for all purposes hereunder.
“Ceding Company Indemnified Parties” has the meaning set forth in Section 10.01.
“Code” has the meaning set forth in Section 11.01.
“Confidential Information” means all documents and information of any kind, whether oral or recorded in any medium, concerning the Disclosing Party or any of its Affiliates obtained directly or indirectly from the Disclosing Party or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement, the Reinsured Policies or the Reinsured Liabilities, including any information relating to any Persons insured under the Reinsured Policies, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party who is not known to the Receiving Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement or any other confidentiality or non-disclosure obligation of any Person), (d) which was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential or (e) which is independently developed by the Receiving Party or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information; provided, that the identity of the parties and the existence of this Agreement shall not be considered “Confidential Information” hereunder.
“Corrective Action Plan” has the meaning set forth in Section 7.02.
“Customers” means policyholders, contractholders, insureds, account holders and beneficiaries and permitted assignees of the foregoing.
“Disclosing Party” has the meaning set forth in Section 16.10(a).
“Discovered Policies” means any individual disability income policies issued by the Ceding Company prior to April 1, 1997 or assumed by the Ceding Company pursuant to an Underlying Reinsurance Agreement, including all riders and endorsements thereto issued with such policies, renewals and reinstatements thereof (a) for which the applicable information was inadvertently excluded from Schedule 1.01(b)(i), Schedule 1.01(b)(ii), Schedule 1.01(c) or Schedule 1.01(d), as applicable and (b) with respect to which the requirements of Section 2.06 have been satisfied.

“Estimated Claims Amount” means, for any Monthly Accounting Period, an amount estimated to be the Benefits for such Monthly Accounting Period net of an amount estimated to be the Premiums for such Monthly Accounting Period and included in the Monthly Settlement Report delivered in the month immediately preceding such Monthly Accounting Period, which estimate shall be an amount equal to (a) the actual Benefits for the Monthly Accounting Period reflected in the Monthly Settlement Report delivered in the month immediately preceding such Monthly Accounting Period, minus (b) the actual Premiums for the Monthly Accounting Period reflected in the Monthly Settlement Report delivered in the month immediately preceding such Monthly Accounting Period.
“Excluded Liabilities” means (a) any Extra-Contractual Obligations (other than Reinsurer Extra-Contractual Obligations), (b) any liabilities of the Ceding Company or its Affiliates to the extent related to the recapture of the Reinsured Policies from Northwind Reinsurance Company (including the redemption of the Northwind Holdings, LLC notes), (c) any liabilities resulting from any change to the terms of any Reinsured Policy after the Applicable Effective Time in violation of this Agreement, (d) fines paid to Governmental Authorities pursuant to any applicable Regulatory Settlement Agreement, the California Settlement Agreement or any other existing or future settlement with a Governmental Authority, (e) any liabilities under or related to any policy or polices that result from the conversion or exchange of any Reinsured Policy (without regard to whether or not such conversion or exchanges are permitted under the terms of the applicable Reinsured Policy), other than any conversion or exchange related to hospital confinement benefits, (f) liabilities of the Ceding Company or its Affiliates to the extent related to any failure of the Ceding Company or its delegees or subcontractors to comply with Applicable Laws or any applicable Regulatory Settlement Agreement, the California Settlement Agreement or any other existing or future settlements with a Governmental Authority or (g) any expense allowances, experience refunds or other amounts payable by the Ceding Company under an Underlying Reinsurance Agreement other than Benefits or the amounts calculated pursuant to Schedule 1.01(f).
“Existing IMR Amount” means, as of any date of determination, an amount equal to the portion of the Ceding Company’s existing interest maintenance reserve, established in respect of the assets deemed to support Reinsured Liabilities as of the Applicable Effective Time, as determined in accordance with SAP applicable to the Ceding Company, which remains unamortized as of such date of determination.
“Expense Allowance” has the meaning set forth in Section 5.05.
“Extra-Contractual Obligations” means all liabilities or obligations and any other related expenses (including attorneys’ fees), not arising under the express terms and conditions of, and within the limits of the Reinsured Policies (other than those set forth in the definition of “Benefits”, including Buy-Out Settlements in accordance with Section 2.09 and settlements for contested, litigated, appealed or mediated claims that do not exceed applicable policy limits by an amount greater than $600,000 individually or $30,000,000 during the term of this Agreement, in the aggregate when considered with the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement, and settlements in accordance with Section 7.03), whether to Customers, producers, agents, brokers, distributors, Governmental Authorities or any other Person, arising out of or relating to the Reinsured Policies, including consequential, exemplary, punitive, compensatory, special, statutory or regulatory damages (or interest, fines, penalties, forfeitures or similar charges of a penal or disciplinary nature) or any other form of extra-contractual damages or liability relating to the Reinsured Policies, including those that arise from any alleged or actual act, error or omission (whether or not intentional or otherwise, or from any reckless conduct or bad faith or otherwise) relating to or in connection with (a) the policy form, policy design, marketing, underwriting, production, sale, issuance, delivery, cancellation or administration of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to the Reinsured Policies, (c) the failure to pay, or the delay in payment, of Benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies or errors in calculating or administering the payment of, benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, (d) the failure of any Reinsured Policy to provide the purchaser, Customer or other holder or intended beneficiaries thereof with tax treatment that is the same as or more favorable than the tax treatment (i) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the applicable Reinsured Policy or (ii) for which policies or contracts of that type are intended to qualify under the Code, (e) any tax, penalty or interest imposed in respect of any withholding or reporting obligation of the Ceding Company in respect of taxes with respect to policyholders of the Reinsured Policies, (f) any fines, interest, penalties or other payments arising as a result of a failure to timely escheat or pay abandoned property liabilities or any other violation of Applicable Law, Permit or Governmental Order, (g) any ex gratia payments made by or on behalf of the Ceding Company (i.e., payments the Ceding Company is not required to make under the terms of the Reinsured Policies) or (h) any changes to, or conversions of any administrative system or platform of the Ceding Company or any other administrator permitted hereunder, in each case other than amounts set forth in the definition of “Benefits”.
“Fair Market Value” means, as of any date of determination, the fair market value of an asset (including any Accrued Investment Income thereon) determined in accordance with the Investment Asset Valuation Methodologies.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any legislative, self-regulatory body, government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.
“IMR Amount” means, as of any date of determination, the Reinsurer’s Quota Share of an amount equal to (a) the Existing IMR Amount, plus (b) the Transaction IMR Amount plus (c) the portion of any interest maintenance reserve that is created following the Phase 1 Closing Date with respect to the assets deemed to support the Reinsured Liabilities that were reinsured as of the Phase 1 Effective Time and following the Phase 2 Closing Date with respect to the assets deemed to support the Reinsured Liabilities that were reinsured as of the Phase 2 Effective Time, in each case which remains unamortized as of such date of determination, determined in accordance with SAP applicable to the Reinsurer.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from operation of law or pursuant to or as a result of compliance by any Person with any Order: (a) such Person commences a voluntary case concerning itself under any insolvency laws, makes a proposal or makes notice of intention to make a proposal or otherwise commences any other proceeding under any bankruptcy, rehabilitation, liquidation, conservation, dissolution, reorganization, arrangement, adjustment of debt, relief of debtors, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such Person (any of the foregoing, an “Insolvency Proceeding”); (b) an involuntary Insolvency Proceeding is commenced against such Person, which involuntary Insolvency Proceeding continues for a period of thirty (30) days; (c) a receiver, trustee, interim receiver, receiver and manager, liquidator or rehabilitator is appointed for, or takes charge of, all or substantially all of the property of such Person; (d) any order for relief or other order approving any such Insolvency Proceeding is entered; (e) such Person is adjudicated insolvent or bankrupt; (f) such Person suffers any appointment of any receiver, trustee, interim receiver, receiver and manager, custodian, rehabilitator or the like for it or any substantial part of its property, which appointment continues undischarged or unstayed for a period of thirty (30) days; (g) such Person makes a general assignment for the benefit of creditors; (h) such Person fails to pay, or admits in writing that it is unable to pay, or is unable to pay, its debts generally as they become due, subject to applicable grace periods; (i) such Person fails at any time to maintain at least its legal minimum solvency margin, any other minimum statutory solvency ratios applicable to it under any regulatory regime applicable to such Person, or any other minimum solvency margins or ratios that a regulator or other Governmental Authority having jurisdiction over such Person requires such Person to maintain in the ordinary course of such Person’s business; (j) such Person, by any act or failure to act, consents to, approves of or acquiesces in any of the foregoing; or (k) any corporate action is taken by such Person for the purpose of effecting any of the foregoing items (a) through (j).
“Insolvency Proceeding” has the meaning set forth in the definition of “Insolvency Event.”
“Interest Rate” means (a) the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519), plus (b) thirty (30) basis points.
“Investment Asset Valuation Methodologies” means the methodologies, procedures and policies set forth on Exhibit B for purposes of determining the fair market value of an asset.
“Investment Guidelines” means the investment guidelines attached hereto as Exhibit C.
“Losses” means any and all damage, loss, liability, cost, charge, expense (including reasonable and documented out-of-pocket expenses of investigation, enforcement and collection and reasonable and documented attorneys’, actuaries’, accountants’ and other professionals’ disbursements, fees and expenses in connection with any of the foregoing or any

Action), settlement payment, award, judgment, fine, interest or penalty; provided, however, that Losses shall not include any punitive or exemplary damages other than such damages actually paid to a non-Affiliated Person in respect of a Third Party Claim (as defined in the Master Transaction Agreement); and provided further, that Losses shall not include any damages based upon diminution in value other than reasonable foreseeable lost profits recoverable under the laws of the State of New York.
“Market-to-Book Ratio” means, as of any date of determination, the ratio of (a) the aggregate Fair Market Value of the Permitted Investments in the Trust Account as of such date to (b) the aggregate Book Value of such Permitted Investments in the Trust Account as of such date.
“Master Transaction Agreement” has the meaning set forth in the recitals.
“Monthly Accounting Period” means each calendar month during the term of this Agreement, except that (a) the first Monthly Accounting Period will begin on the Phase 1 Closing Date and end on the last calendar day of the calendar month in which the Phase 1 Closing Date occurs and (b) the last Monthly Accounting Period will end on the date that this Agreement terminates in accordance with Article IX.
“Monthly Required Balance Report” has the meaning set forth in Section 5.01(b).
“Monthly Settlement Report” has the meaning set forth in Section 5.02.
“NICO” means National Indemnity Company, a corporation organized under the laws of Nebraska.
“NICO Allocation Ratio” means 88.27%. The NICO Allocation Ratio will be increased following the Applicable Effective Time for (i) any Underlying Reinsurance Agreement (as defined in the Master Transaction Agreement) that is not ceded to the Reinsurer at the Phase 2 Closing (as defined in the Master Transaction Agreement) but is subsequently recaptured or (ii) any additional business covered under the NICO Reinsurance Agreement (including any portion of the Ceding Company’s retention under any Ceded Reinsurance Agreement in respect of which business is not ceded to the Reinsurer at the Phase 2 Closing (as defined in the Master Transaction Agreement)) that is ceded to any third party and such cession inures to the benefit of NICO. The parties shall mutually agree to any such increase from and after any such recapture.
“NICO Reinsurance Agreement” means that certain reinsurance agreement between the Ceding Company and NICO, dated as of April 1, 2004, as amended as of the date hereof.
“NICO Reinsurance Recoveries” means (x) all amounts payable to the Ceding Company following the Applicable Effective Time under the NICO Reinsurance Agreement whether or not related to the Reinsured Policies, based upon the coverage terms, rates, and conditions in effect with respect to the NICO Reinsurance Agreement as of the Applicable Effective Time multiplied by (y) the NICO Allocation Ratio, in each case, regardless of (i) whether such amounts are actually collected by or on behalf of the Ceding Company and (ii) any commutation, amendment, modification or cancellation of coverage thereunder that takes effect on or after the Applicable Effective Time, in either case, either due to an insolvency, liquidation or rehabilitation of NICO or otherwise, and including amounts that would be collected or collectible under the NICO Reinsurance Agreement.
“Objecting Party” has the meaning set forth in Section 5.03(d).
“Order” means any order, writ, judgment, injunction, directive, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Original Reinsurance Agreement” has the meaning set forth in the recitals.
“Partial Terminal Settlement” has the meaning set forth in Section 9.05(a).
“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any Applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.
“Permitted Investments” means cash and investments of the type permitted under the Investment Guidelines attached hereto as Exhibit C.
“Person” means an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Information” means any financial or personal information about a person that is protected by any Applicable Privacy Laws.
“Phase 1 Ancillary Agreements” has the meaning set forth in the Master Transaction Agreement.
“Phase 1 Closing Date” means December 17, 2020.
“Phase 1 Effective Time” has the meaning set forth in Section 2.02.
“Phase 1 Ceding Commission” means $(478,960,897), which is a negative number.
“Phase 1 Reinsured Policies” has the meaning set forth in the recitals.
“Phase 2 Ancillary Agreements” has the meaning set forth in the Master Transaction Agreement.
“Phase 2 Ceding Commission” means $18,946,996.
“Phase 2 Closing Date” has the meaning set forth in the preamble.
“Phase 2 Effective Time” has the meaning set forth in Section 2.02.

“Phase 2 Reinsured Policies” has the meaning set forth in the recitals.
“Premiums” means all premiums, including waived premiums, consideration, deposits, policy fees and similar amounts actually received by or on behalf of the Ceding Company in respect of the Reinsured Policies, net of amounts payable in respect of Ceded Reinsurance Agreements.
“PRL” has the meaning set forth in the recitals.
“RBC Ratio” means the percentage equal to (a) the quotient of the Reinsurer’s total adjusted capital as calculated in accordance with the Applicable Law of the Reinsurer’s jurisdiction of domicile, divided by the Reinsurer’s company action level risk-based capital as calculated in accordance with the Applicable Law of the Reinsurer’s jurisdiction of domicile, multiplied by (b) 100; provided, however, that in the event that any material changes to the calculation of the RBC Ratio (including the component inputs thereof) are promulgated by the National Association of Insurance Commissioners and adopted by the Reinsurer’s jurisdiction of domicile on or after the date hereof, or in the event of any changes in Applicable Law after the date hereof materially affecting the calculation of the Reinsurer’s RBC Ratio, the parties shall work in good faith to adjust the RBC Ratio set forth herein in a mutually agreeable manner to mitigate the impact of such changes and if the parties cannot agree to any such adjustment, the Reinsurer shall continue to calculate its RBC Ratio as if such material change had not occurred; provided, further, that any calculation of the RBC Ratio as of a date other than the last day of a calendar year shall be based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.
“RBC Reporting Deadline” means, with respect to a calendar quarter other than the last quarter of a calendar year, the date that is forty-five (45) calendar days after the end of the calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is sixty (60) calendar days after the end of such calendar quarter.
“Recapture Date” has the meaning set forth in Section 9.03(a).
“Recapture Notice” has the meaning set forth in Section 9.03(a).
“Receiving Party” has the meaning set forth in Section 16.10(a).
“Regulatory Action” has the meaning set forth in Section 7.04(b).
“Regulatory Settlement Agreements” means (a) the Regulatory Settlement Agreement entered into as of November 18, 2004, by and among the Ceding Company, Provident Life and Casualty Insurance Company, the Commissioner of the Tennessee Department of Commerce, the Superintendent, the Commissioner of the Maine Bureau of Insurance and the insurance regulators of each of the remaining states, the District of Columbia and American Samoa that adopt, agree to and approve the Agreement and the United States Department of Labor, (b) the Regulatory Settlement Agreement entered into as of November 18, 2004, by and among PRL, the Commissioner of the Tennessee Department of Commerce, the Superintendent, the Commissioner of the Maine Bureau of Insurance and the insurance regulators of each of the remaining states, the District of Columbia and American Samoa that adopt, agree to and approve the Agreement and the United States Department of Labor, (c) the Regulatory Settlement Agreement entered into as of November 18, 2004, by and among UA, the Commissioner of the Tennessee Department of Commerce, the Superintendent, the Commissioner of the Maine Bureau of Insurance and the insurance regulators of each of the remaining states, the District of Columbia and American Samoa that adopt, agree to and approve the Agreement and the United States Department of Labor and (d) the Regulatory Settlement Agreement entered into as of November 18, 2004, by and among First Unum Life Insurance Company, the Superintendent of Insurance of the State of New York, the Commissioner of the Tennessee Department of Commerce, the Superintendent, the Commissioner of the Maine Bureau of Insurance and the United States Department of Labor, in the case of each of (a) through (d) as amended by the Amendment to Regulatory Settlement Agreement, dated as of October 3, 2005, by and among, the Ceding Company, Provident Life and Casualty Insurance Company, PRL, UA, First Unum Life Insurance Company, the domestic insurance regulators of each of the companies, the United States Department of Labor, and the chief insurance regulators of the forty-five other states and the District of Columbia.
“Reinsurance Credit Event” has the meaning set forth in Section 4.01.
“Reinsurance Credit Triggering Event” means a Reinsurance Credit Event has occurred and is continuing (a) for more than forty-five (45) calendar days following the occurrence of such Reinsurance Credit Event or (b) if earlier, the end of the calendar quarter during which such Reinsurance Credit Event occurred.
“Reinsured Liabilities” means, other than Excluded Liabilities, the Reinsurer’s Quota Share of all liabilities of the Ceding Company arising under the express terms and conditions of the Reinsured Policies incurred before, at or after the Applicable Effective Time and, without duplication, (a) Benefits, (b) other amounts payable under the express terms of the Underlying Reinsurance Agreements to the extent such amounts are set forth on Schedule 1.01(f) and without duplication of the Expense Allowance payable to the Ceding Company pursuant to this Agreement and (c) Reinsurer Extra-Contractual Obligations. For the avoidance of doubt, “Reinsured Liabilities” (i) excludes Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations and (ii) excludes payments in respect of claims or other amounts incurred prior to the Applicable Effective Time that were due and payable prior to the Applicable Effective Time, other than claims incurred but not reported or in “pending” status as of the Applicable Effective Time. Notwithstanding the foregoing, “Reinsured Liabilities” shall not include any liability or obligation to the extent resulting from a Carolina Circumstance and, for the avoidance of doubt, excludes any Extra-Contractual Obligations payable by the Ceding Company or any other administrator or subcontractor under the Underlying Reinsurance Agreements.
“Reinsured Policies” means (x) each of the policies issued by the Ceding Company or reinsured by the Ceding Company under an Underlying Reinsurance Agreement, including all riders and endorsements that were issued with such policies and renewals and reinstatements thereof, that are (a) with respect to inforce policies, set forth in the Ceding Company’s census file attached as Schedule 1.01(b)(i), and (b) with respect to disabled lives, set forth in the Ceding Company’s Prophet In-Force file attached as Schedule 1.01(b)(ii), and in each case of (a) and (b), that were issued on the policy forms set forth on Schedule 1.01(c), (y)

certain riders to policies issued by the Ceding Company that are attached to policy forms set forth on Schedule 1.01(c) and (z) to the extent not included on the foregoing schedules, policies reinsured by the Ceding Company under Underlying Reinsurance Agreements set forth in Schedule 1.01(d). The material coverages and policy specifications based on circumstances as of the Applicable Effective Time for the inforce policies set forth in Schedule 1.01(b)(i) are as set forth on Schedule 1.01(b)(iii), and the material coverages and policy specifications based on circumstances as of the Applicable Effective Time for disabled lives set forth on Schedule 1.01(b)(ii) are as set forth on columns “E”, “R”, “AJ”, “AR”, “AT”, “BQ”, “DB”, “CN”, “DC” and “DD” of such Schedule 1.01(b)(ii). Notwithstanding anything herein to the contrary, “Reinsured Policies” shall not include any insurance policies assumed under an Underlying Reinsurance Agreement or ceded under a Ceded Reinsurance Agreement in respect of which, at any time prior to the Phase 2 Closing, (i) there is a breach under the related Underlying Reinsurance Agreement or Ceded Reinsurance Agreement, (ii) a breach under the related Underlying Reinsurance Agreement or Ceded Reinsurance Agreement has been asserted in writing and has not been revoked or (iii) a notice of recapture or notice of termination with respect to the Underlying Reinsurance Agreement or Ceded Reinsurance Agreement has been received by the Ceding Company or provided to the applicable counterparty by the Ceding Company and has not been revoked (whether or not arising from a Carolina Circumstance), in each case, unless otherwise consented to by the Reinsurer in writing.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations arising out of, resulting from or relating to any act or omission occurring on or after the Applicable Effective Time, whether or not intentional, negligent, in bad faith or otherwise, by the Reinsurer or any of its Affiliates, or any agent of the Reinsurer or its Affiliates (but not including the Ceding Company or any of its Affiliates performing administrative services, unless acting at the express written request or instruction of the Reinsurer or any of its Affiliates or any agent of the Reinsurer or its Affiliates).
“Reinsurer Indemnified Parties” has the meaning set forth in Section 10.02.
“Reinsurer’s Quota Share” means 100%.
“Related Agreement” means any investment management agreement (including any investment guidelines thereunder), administrative service agreement, account agreement, direction letter, side letter, consent or other ancillary agreement, in each case, related to any Ceded Reinsurance Agreements or Underlying Reinsurance Agreements to which the Ceding Company or any of its Affiliates is a party.
“Representative” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, shareholders, partners, members, agents, advisors, consultants, attorneys, accountants, actuaries, investment bankers and other representatives of such Person or any of its Affiliates.

“Required Balance” means, as of any date of determination, an amount calculated by the Ceding Company equal to (a)(i) [REDACTED] multiplied by (ii) the Base Amount as of such date of determination minus (b) an amount equal to the Unamortized Ceding Commission.
“Reserves” means, with respect to any date of determination, the Reinsurer’s Quota Share of the amount calculated in accordance with Schedule 1.01(e).
“SAP” means, as to any insurance or reinsurance company, the statutory accounting principles prescribed or permitted by Applicable Law related to insurance and the insurance regulatory authorities, in each case, of the jurisdiction in which such company is domiciled.
“SAP Reserves” means, with respect to any date of determination, the Reinsurer’s Quota Share of the aggregate reserves that would be required to be reported by the Ceding Company on its statutory financial statements with respect to the Reinsured Policies without regard to the transactions contemplated by this Agreement (including, without limitation, due and unpaid and advance paid premiums and reserves for experience refunds), calculated as of such date of determination in accordance with SAP applicable to the Ceding Company (including, without limitation, any premium deficiency reserves testing required by SAP) determined in a manner consistent with the Ceding Company’s historical practices, methodologies and assumptions (unless deviation from such historical practices, methodologies and assumptions is required by SAP applicable to the Ceding Company as of such date of determination in which case the Ceding Company and the Reinsurer shall cooperate in good faith to update such practices, methodologies and assumptions to comply with SAP applicable to the Ceding Company), net of reserves ceded by the Ceding Company under the Ceded Reinsurance Agreements and the NICO Reinsurance Agreement; provided, that, in no event will the SAP Reserves include (i) additional actuarial reserves (as used in connection with SAP), if any, established by the Ceding Company as a result of any asset adequacy analysis or cash flow testing, (ii) any asset valuation reserves (as used in connection with SAP) established by the Ceding Company, (iii) any interest maintenance reserve (as used in connection with SAP) established by the Ceding Company or (iv) any voluntary or other discretionary reserves, or any other reserve not directly attributable to specific Reinsured Policies.
“Security Funding Event” means that the aggregate Book Value of the Permitted Investments held in the Trust Account as of the end of a Monthly Accounting Period is less than the Required Balance, calculated based on the most recent Monthly Required Balance Report delivered by the Reinsurer under Section 5.01.
“Security Funding Reporting Date” means, with respect to any Monthly Accounting Period, the date on which the Monthly Required Balance Report is delivered for such Monthly Accounting Period pursuant to Section 5.02.
“Superintendent” means the Commissioner of the Tennessee Department of Commerce and Insurance.
“Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

“Taxes” means all forms of taxation, whether of the United States or elsewhere and whether imposed by a local, municipal, state, federal, foreign or other body or instrumentality, and shall include, without limitation, income, excise, sales, use, gross receipts, value added and premium taxes, together with any related interest, penalties and additional amounts imposed by any taxing authority.
“Tax Return” means any and all returns, reports, information returns or documents with respect to any Tax that is supplied to or required to be supplied to any Tax Authority, including any attachments, amendments and supplements thereto.
“Terminal Settlement” has the meaning set forth in Section 9.03(b).
“Terminal Settlement Statement” has the meaning set forth in Section 9.03(b).
“Third Party Accountant” means an independent accounting firm with experience related to insurance or reinsurance and reinsurance settlement disputes that is independent and impartial and mutually acceptable to the Ceding Company and the Reinsurer.
“Third Party Actuary” means an independent actuarial firm that is independent and impartial and mutually acceptable to the Ceding Company and the Reinsurer.
“Transaction IMR Amount” means, as of any date of determination, an amount equal to (a) the portion of the Ceding Company’s existing interest maintenance reserve created as a direct result of the substitutions of the Investment Assets set forth on Phase 1 Annex B or Phase 2 Annex B, as applicable (each as defined in the Master Transaction Agreement) immediately prior to the Phase 1 Closing Date or the Phase 2 Closing Date, as applicable, pursuant to the Master Transaction Agreement, which remains unamortized as of such date of determination, determined in accordance with SAP applicable to the Ceding Company plus (b) the portion of the Ceding Company’s interest maintenance reserve that is created on the Phase 1 Closing Date or the Phase 2 Closing Date, as applicable, as a direct result of the transactions contemplated by this Agreement, which remains unamortized as of such date of determination, determined in accordance with SAP applicable to the Ceding Company.
“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Treasury Department with respect to the Code or other United States federal Tax statutes.
“Tribunal” has the meaning set forth in Section 13.02(a).
“Triggering Event” means the occurrence of one of the following events:
(a)an Insolvency Event with respect to the Reinsurer;
(b)a Reinsurance Credit Triggering Event has occurred;
(c)the Reinsurer fails to fund the Trust Account for any material undisputed amount required to be deposited therein by the Reinsurance Agreement in accordance with Section 8.04 or fails to pay the Ceding Company any material undisputed amount due under this

Agreement, and in each case such failure continues for thirty (30) calendar days after written notice thereof from the Ceding Company;
(d)the Reinsurer’s RBC Ratio is less than 175% as reported in connection with any RBC Reporting Deadline and the Reinsurer has not cured such shortfall within thirty (30) calendar days after the applicable RBC Reporting Deadline; or
(e)a “Triggering Event” occurs under the Amended and Restated PRL Reinsurance Agreement or the Amended and Restated UA Reinsurance Agreement.
“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.
“Trust Agreement” has the meaning set forth in the recitals.
“Trustee” means U.S. Bank National Association, a national banking organization, in its capacity as trustee under the Trust Agreement.
“UA” has the meaning set forth in the recitals.
“Unamortized Ceding Commission” means, as of any date of determination, the sum of (a) the portion of the Phase 1 Ceding Commission that is unamortized as of such date and (b) the portion of the Phase 2 Ceding Commission that is unamortized as of such date, in each case as determined pursuant to Schedule 1.01(a).
“Underlying Reinsurance Agreements” means the contracts, binders, certificates or other legally binding or enforceable evidence of assumed reinsurance, in each case, in effect as of the date hereof and set forth on Schedule 1.01(h).
“Underlying Reinsurance Recapture Date” has the meaning set forth in Section 9.05(a).
“Underlying Reinsurance Terminal Settlement Statement” has the meaning set forth in Section 9.05(a).
“Valuation Expert” means an independent valuation firm that is independent and impartial and mutually acceptable to the Ceding Company and the Reinsurer.
“Valuation Transition Date” means June 30, 2022.
“Withdrawal Triggering Event” means the occurrence of one of the following events:
(a)an Insolvency Event with respect to the Reinsurer;
(b)a Reinsurance Credit Triggering Event has occurred; or

(c)the Reinsurer’s RBC Ratio is less than 125% as reported in connection with any RBC Reporting Deadline and the Reinsurer has not cured such shortfall within thirty (30) calendar days after the applicable RBC Reporting Deadline.
ARTICLE II

REINSURANCE BASIS

Section 2.01.    Reinsurance Basis. Subject to the terms and conditions of this Agreement, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure, on an indemnity basis, the Reinsured Liabilities on a coinsurance basis. The reinsurance effected under this Agreement shall be maintained in force, without reduction, as long as the Ceding Company has any liabilities or obligations with respect to the Reinsured Policies, unless such reinsurance is terminated as provided herein.
Section 2.02.    Effective Time. This Agreement shall become effective as of (a) 12:00:01am, New York City Time, on July 1, 2020 with respect to the Phase 1 Reinsured Policies (the “Phase 1 Effective Time”) and (b) 12:00:01am, New York City Time, on January 1, 2021 with respect to the Phase 2 Reinsured Policies (the “Phase 2 Effective Time” and, the Phase 1 Effective Time or the Phase 2 Effective Time, as applicable, the “Applicable Effective Time”).
Section 2.03.    Follow the Fortunes. Subject to the terms of this Agreement, the Reinsurer’s liability under this Agreement shall attach simultaneously with that of the Ceding Company under the Reinsured Policies, and the Reinsurer’s liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, modifications, alterations, cancellations and receivables under Ceded Reinsurance Agreements (and, for the avoidance of doubt, any settlements made in accordance with the terms hereof) as the Reinsured Policies and Reinsured Liabilities to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of the Ceding Company under the Reinsured Policies, and the Reinsurer shall be bound by all payments and settlements under the Reinsured Policies entered into by or on behalf of the Ceding Company.
Section 2.04.    Ceded Reinsurance Agreements and NICO Reinsurance Agreement.
(a)The parties agree and acknowledge that (i) the collectability of reinsurance under any Ceded Reinsurance Agreements shall be at the risk and for the account of the Reinsurer and (ii) in no event shall the Reinsurer bear the risk of collection of the NICO Reinsurance Recoveries or other amounts due under the NICO Reinsurance Agreement. This Agreement is written on a “net” basis such that amounts due from the Reinsurer hereunder shall be adjusted to take into account NICO Reinsurance Recoveries.
(b)Ceded Reinsurance Recoveries shall be payable to the Reinsurer without regard to any amounts paid or payable by any reinsurer under the applicable Ceded Reinsurance Agreement arising out of or related to Extra-Contractual Obligations, it being understood that any payment for Extra-Contractual Obligations by a reinsurer under a Ceded Reinsurance

Agreement shall not affect any benefit that would otherwise have been due to the Reinsurer in respect thereof.
(c)NICO Reinsurance Recoveries payable to the Ceding Company under the NICO Reinsurance Agreement on or after the Applicable Effective Time shall inure to the benefit of the Reinsurer. All amounts actually paid to the Ceding Company under the Ceded Reinsurance Agreements on or after the Applicable Effective Time shall inure to the benefit of the Reinsurer.
(d)Any amounts payable to the Ceding Company under a Ceded Reinsurance Agreement or Underlying Reinsurance Agreement that would be Reinsured Liabilities and are not actually received by the Ceding Company as a direct result of a Carolina Circumstance shall be deemed received for all purposes hereunder, except in the event of a recapture of an Underlying Reinsurance Agreement, which shall be governed by Section 2.11(b).
Section 2.05.    Ultimate Authority. Notwithstanding any other provision of this Agreement, the Ceding Company shall retain the ultimate authority to make all final decisions with respect to the administration of the Reinsured Policies, the NICO Reinsurance Agreement and the Ceded Reinsurance Agreements; provided, that nothing in this Section 2.05 is intended to relieve the Ceding Company for any liability for any breach of the terms and conditions of this Agreement resulting from exercise of such ultimate authority.
Section 2.06.    Discovered Policies. Upon becoming aware of any Discovered Policy, the parties shall cooperate in good faith to include such Discovered Policy as a Reinsured Policy as though it had originally been included as such as of the Applicable Effective Time; provided that (a) any Discovered Policy for which the Ceding Company has provided the Reinsurer with reasonable evidence that such Discovered Policy was reflected in the Actuarial Appraisal and that the Reinsurer has been compensated for assuming such Discovered Policy shall be deemed a Reinsured Policy without any further action by the parties and (b) for any Discovered Policy for which the Ceding Company has not provided the Reinsurer with reasonable evidence that such Discovered Policy was reflected in the Actuarial Appraisal and that the Reinsurer has been compensated for assuming such Discovered Policy, the parties shall cooperate in good faith to agree on and transfer the applicable compensation, at which point such Discovered Policy shall be deemed a Reinsured Policy.
Section 2.07. Policy Changes. The Ceding Company shall not, without the prior written consent of the Reinsurer, terminate, amend, modify or waive any provision or provisions of the Reinsured Policies, except to the extent (a) required by Applicable Law or the express terms of the Reinsured Policies or (b) in connection with settlements (including Buy-Out Settlements as permitted under Section 2.09 and settlements for contested, litigated, appealed or mediated claims that do not exceed applicable policy limits by an amount greater than $600,000 individually or $30,000,000 during the term of this Agreement, in the aggregate when considered with the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement, and settlements in accordance with Section 7.03) with Customers under the Reinsured Policies as permitted hereunder; provided, that any termination, amendment, modification or waiver of any provision or provisions of the Reinsured Policies that results from any election by a Customer of a Reinsured Policy pursuant to a term or feature of such Reinsured

Policy shall not be considered a termination, amendment, modification or waiver for purposes of this Section 2.07. Any such terminations, amendments, modifications or waivers (other than to the extent required by Applicable Law or the express terms of the Reinsured Policies or in connection with Buy-Out Settlements as permitted under Section 2.09 or settlements for contested, litigated, appealed or mediated claims that do not exceed applicable policy limits by an amount greater than $600,000 individually or $30,000,000 during the term of this Agreement, in the aggregate when considered with the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement, or settlements in accordance with Section 7.03) made without the prior written consent of the Reinsurer shall be disregarded for purposes of this Agreement, and the reinsurance with respect to the affected policy will continue as if such termination, amendment, modification or waiver had not been made.
Section 2.08.    Misstatement of Fact. In the event of a change in the amount payable under a Reinsured Policy due to a misstatement of fact, the Reinsurer’s liability with respect to such Reinsured Policy will change proportionately. Such Reinsured Policy will be rewritten from commencement on the basis of the adjusted amounts using premiums and such other terms based on the correct facts, and the proper adjustment for the difference in Premiums, without interest, will be made.
Section 2.09.    Buy-Out Settlement Evaluation Process. The Ceding Company shall maintain its settlement practices and policies with respect to buy-outs, lapses, surrenders and settlement offers of Reinsured Policies in the ordinary course of business and consistent in all material respects with past practices and shall at all times comply and shall (and shall cause its applicable Affiliates and service providers to) continue to implement Buy-Out Settlement offers in accordance with the guidelines previously provided by the Ceding Company to the Reinsurer as of the date hereof in respect of any buy-outs, lapses or surrenders of the Reinsured Policies. The Ceding Company shall not deviate from such guidelines without the prior written consent of the Reinsurer, except to the extent required by Applicable Law. In the event that a payment is made under a Reinsured Policy in exchange for a complete buy-back in accordance with such guidelines of such Reinsured Policy and complete discharge of the Ceding Company’s obligations in respect of such Reinsured Policy (each, a “Buy-Out Settlement”), the Reinsurer shall pay to the Ceding Company an amount in cash equal to the settlement amount with respect to such Reinsured Policy (a “Buy-Out Settlement Payment”) in accordance with Section 5.03. Upon a Buy-Out Settlement in respect of any Reinsured Policy, such policy, including any amendments, riders or endorsements attached thereto, shall cease to be a Reinsured Policy under this Agreement, and with the exception of the Buy-Out Settlement Payment described in this Section 2.09, the Reinsurer shall have no further liability with respect to such policy and any amendments, riders or endorsements attached thereto. The Ceding Company shall (i) provide a report to the Reinsurer in respect of such Buy-Out Settlement offers in accordance with Section 5.06(g) and (ii) consult with representatives of the Reinsurer as reasonably requested by the Reinsurer on a quarterly basis with respect to such matters, including future prospects and plans in respect of the Buy-Out Settlement Offers. In addition, the Reinsurer shall be permitted to audit and inspect the Ceding Company’s compliance with this Section 2.09 as set forth in Section 6.02.
Section 2.10.    Programs of Internal Replacement; Exchange Programs. Except as set forth in Section 2.09, unless otherwise agreed by the parties, the Ceding Company shall not,

and shall cause its Affiliates not to, directly or indirectly, undertake, solicit, sponsor or support any exchange program in respect of the Reinsured Policies or otherwise target in a directed, programmatic or systematic manner the Reinsured Policies for replacement or take any actions with respect to the Reinsured Policies designed or intended to cause policyholders of the Reinsured Policies to surrender or lapse; provided, however, that (a) the actions and recommendations of the agents, general agents or brokers of the Ceding Company or its Affiliates, acting independently and not at the direction of the Ceding Company or its Affiliates, shall not constitute a program of internal replacement, and (b) nothing in this Section 2.10 shall prohibit the Ceding Company or any of its Affiliates from engaging in general solicitations or marketing efforts not targeted at contractholders, insureds and beneficiaries under the Reinsured Policies, or otherwise issuing policies to any Person who contacts the Ceding Company or any of its Affiliates on his or her own initiative without solicitation or as a result of such general solicitations or marketing efforts.
Section 2.11.    Compliance with Ceded Reinsurance Agreements, Underlying Reinsurance Agreements and Related Agreements; Amendments and Policy Changes.
(a)The Ceding Company agrees to, and shall cause its Affiliates to, comply with all the terms and conditions of, and perform their respective obligations under, the Ceded Reinsurance Agreements, the Underlying Reinsurance Agreements and the Related Agreements.
(b)The Ceding Company agrees that, to the extent it or its Affiliates has the right, or is otherwise requested or required by an applicable counterparty, to modify, amend, supplement, replace, restate, waive, consent, elect, exercise discretion or act under the Ceded Reinsurance Agreements, the Underlying Reinsurance Agreements (including with respect to any discretionary elements thereunder) or any Related Agreements, in a manner that would reasonably be expected to have an adverse effect on the Reinsurer, (i) the Ceding Company shall provide the Reinsurer with written notice thereof and (ii) the Ceding Company shall not, and shall cause its Affiliates not to, without the prior written consent of the Reinsurer (such consent not to be unreasonably withheld, conditioned or delayed), change, terminate, amend, modify or waive any provision or provisions of the Ceded Reinsurance Agreements, the Underlying Reinsurance Agreements or the Related Agreements, in each case, if such change, termination, amendment, modification or waiver would have an adverse effect on the Reinsurer’s rights, remedies, benefits, obligations or risks hereunder. Any such changes, terminations, amendments, modifications or waivers to any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement made without the prior written consent of the Reinsurer (such consent not to be unreasonably withheld, conditioned or delayed), shall be disregarded for purposes of this Agreement, and the reinsurance hereunder will continue as if such change, termination, amendment, modification or waiver had not been made; provided, however, that any recapture or commutation of a Ceded Reinsurance Agreement or of any business ceded by an underlying cedent under an Underlying Reinsurance Agreement, without the prior written consent of the Reinsurer, shall be disregarded for purposes of this Agreement, and the reinsurance hereunder will continue as if such recapture or commutation had not occurred.
(c)Notwithstanding the foregoing, the Ceding Company shall have the right to negotiate with NICO and effect any amendment, termination, assignment or commutation of,

or waiver of any right contained in, the NICO Reinsurance Agreement without consent of the Reinsurer.
ARTICLE III

CONSIDERATION; TRUST ACCOUNT FUNDING; ADDITIONAL PAYMENTS

Section 3.01.    Consideration; Trust Account Funding.
(a)As initial consideration for the reinsurance provided hereunder in respect of the Reinsured Liabilities that are reinsured as of the Phase 1 Effective Time, the Ceding Company deposited on the Phase 1 Closing Date to the Trust Account the assets and cash determined pursuant to Section 2.04(b) of the Master Transaction Agreement and, to the extent such amount was less than the Required Balance as of the Phase 1 Closing Date, the Reinsurer deposited on the Phase 1 Closing Date to the Trust Account Permitted Investments in an amount calculated in accordance with Section 2.04(c) of the Master Transaction Agreement, and in each case, such amounts were settled in accordance with Section 2.04 of the Master Transaction Agreement and are subject to further payment and adjustment in accordance with Section 2.05 of the Master Transaction Agreement. The Ceding Company and the Reinsurer agree that the Existing IMR Amount and the Transaction IMR Amount as of the Phase 1 Closing Date were calculated by the Ceding Company and ceded to the Reinsurer.
(b)As initial consideration for the reinsurance provided hereunder in respect of the Reinsured Liabilities that are reinsured as of the Phase 2 Effective Time, the Ceding Company shall deposit on the Phase 2 Closing Date to the Trust Account the assets and cash determined pursuant to Section 2.04(g) of the Master Transaction Agreement and, if the aggregate amount in the Trust Account after giving effect to such deposit is less than the Required Balance as of the Phase 2 Closing Date, the Reinsurer shall deposit on the Phase 2 Closing Date to the Trust Account Permitted Investments in an amount calculated in accordance with Section 2.04(h) of the Master Transaction Agreement, and in each case, such amounts shall be settled in accordance with Section 2.04 of the Master Transaction Agreement and shall be subject to further payment and adjustment in accordance with Section 2.05 of the Master Transaction Agreement. The Ceding Company and the Reinsurer agree that the Existing IMR Amount and the Transaction IMR Amount, in each case, in respect of the Phase 2 Reinsured Policies as of the Phase 2 Closing Date shall be calculated by the Ceding Company and ceded to the Reinsurer.
Section 3.02.    Additional Ceding Company Payments. As additional consideration for the reinsurance provided hereunder, the Reinsurer shall be entitled to the Reinsurer’s Quota Share of (a) the Premiums, (b) Ceded Reinsurance Recoveries and (c) any and all other payments, collections, recoveries and releases of funds relating to the Reinsured Liabilities, including under the Underlying Reinsurance Agreements, actually received by the Ceding Company or the Reinsurer or, to the extent any such amount is not received as a direct result of a Carolina Circumstance, deemed received by the Ceding Company, in each case, that are either due and unpaid as of the Applicable Effective Time or that arise on any date after the Applicable Effective Time other than the NICO Reinsurance Recoveries (collectively, “Additional Consideration”). The parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Additional Consideration, other than the NICO Reinsurance Recoveries, except to the extent any such amount is not received as a direct result of a Carolina Circumstance as described in the immediately preceding sentence.
Section 3.03.    Additional Reinsurer Payments. From and after the Applicable Effective Time, the Reinsurer shall indemnify the Ceding Company, in accordance with the terms and conditions of, and subject to the limitations of, this Agreement, for all Reinsured Liabilities incurred before, at or after the Applicable Effective Time.
Section 3.04.    Withholding. Any payment made under this Agreement shall be made free and clear, and without deduction or withholding, of any Taxes, except as required by Applicable Law. In the event that either party is required by law to withhold taxes from an amount payable under this Agreement, the payment of such amount shall be net of such withholdings and such withheld amount shall be treated as paid to the Person in respect of whom such withholding was made. Each party shall inform the other in the event it believes that withholding is due, and the parties shall reasonably cooperate to reduce or eliminate such withholding. Each party shall provide the other with complete and executed copies of any relevant Tax forms required to reduce withholdings and shall update such forms as necessary, in each case to the extent such party is entitled to provide such Tax forms at such time.
ARTICLE IV
CREDIT FOR REINSURANCE

Section 4.01.    Reinsurance Credit. The parties intend that the Ceding Company be able to obtain full statutory financial statement credit for the reinsurance provided by this Agreement in the Ceding Company Domiciliary State throughout the entire term of this Agreement. The Reinsurer shall promptly notify the Ceding Company in writing of any event with respect to the Reinsurer that, if continuing as of the end of any financial statement period, would be reasonably likely to result in the Ceding Company being unable to take full statutory financial statement credit in the Ceding Company Domiciliary State for the reinsurance provided by this Agreement. The Ceding Company shall promptly notify the Reinsurer in writing of the occurrence of any other event or circumstance that has caused or will cause the Ceding Company to no longer receive such credit for reinsurance in the Ceding Company Domiciliary State, which notice shall describe in reasonable detail the event or development requiring such notice. Upon the occurrence of any event that, if continuing as of the end of any financial statement period, would result in the Ceding Company being unable to take full statutory financial statement credit for the reinsurance provided by this Agreement in the Ceding Company Domiciliary State (a “Reinsurance Credit Event”), the Reinsurer, at its own expense, shall, within (i) forty-five (45) calendar days following the occurrence of such Reinsurance Credit Event or (ii) if earlier, the end of the calendar quarter during which such Reinsurance Credit Event occurred, take all steps necessary to comply with all Applicable Laws so as to permit the Ceding Company to obtain full credit for the reinsurance provided by this Agreement in the Ceding Company Domiciliary State throughout the entire term of this Agreement to the extent credit is not otherwise available under Applicable Law, including the postings of letters of credit, converting the Trust Account into a credit for reinsurance trust or providing other acceptable security in accordance with the terms hereof, it being understood that the Reinsurer shall have the sole discretion to elect among the methods available to it in order to maintain such credit for reinsurance in compliance with this Section 4.01. Furthermore, if, following a Reinsurance Credit Event, the Reinsurer chooses to convert the Trust Account into a credit for reinsurance trust, the Reinsurer and the Ceding Company agree to reasonably cooperate to amend this Agreement or the Trust Agreement, or enter into other agreements or execute additional documents, in each case, as needed to comply with the credit for reinsurance laws and regulations and the requirements of the applicable Governmental Authorities in the Ceding Company Domiciliary State for the reinsurance provided by this Agreement.
ARTICLE V
ACCOUNTING, SETTLEMENT AND REPORTING
Section 5.01.    Reinsurer Asset Valuation Report and Monthly Required Balance Report.
(a)Within twelve (12) Business Days following the end of each Monthly Accounting Period, the Reinsurer shall deliver to the Ceding Company a report (each, an “Asset Valuation Report”) substantially in the form of, and containing the information set forth in, Exhibit D-1, including a listing of each asset on deposit in the Trust Account together with the Fair Market Value and Book Value thereof, both on an asset-by-asset and an aggregate basis. In preparing the Asset Valuation Report, the Reinsurer shall use commercially reasonable efforts to supply the current data used to prepare such report. If such current data cannot be supplied with the report, the Reinsurer shall produce best estimates, with any data supplied as a “best estimate” appropriately labeled or identified, and shall use commercially reasonable efforts to provide an amended Asset Valuation Report based on current data no more than ten (10) Business Days after such report was originally due.
(b)Within twenty-two (22) Business Days following the end of each Monthly Accounting Period, the Reinsurer shall deliver to the Ceding Company (i) a report substantially in the form of, and containing the information set forth in, Exhibit D-2, including a calculation of the Required Balance and a calculation of Reserves and SAP Reserves, (ii) a certification in the form of, and containing the information set forth in, Exhibit D-3, certifying that the Book Value of the Permitted Investments included in the Trust Account is equal to or greater than the Required Balance as of the relevant date of determination and (iii) a compliance report in the form of, and containing the information set forth in, Exhibit D-4, setting forth the compliance of the Investment Assets in the Trust Account established pursuant to this Agreement and the trust accounts established pursuant to the Amended and Restated PRL Reinsurance Agreement and the Amended and Restated UA Reinsurance Agreement with the Investment Guidelines on an aggregate basis, in each case as of the last day of the applicable Monthly Accounting Period (cumulatively for an applicable Monthly Accounting Period, a “Monthly Required Balance Report”); provided, however, that prior to the Valuation Transition Date, the Ceding Company shall provide a calculation of the Reserves and SAP Reserves no later than nine (9) Business Days following the end of each Monthly Accounting Period. In preparing the Monthly Required Balance Report, the Reinsurer (or if provided by the Ceding Company, the Ceding Company) shall use commercially reasonable efforts to supply the current data used to prepare such report.

If such current data cannot be supplied with the report, the Reinsurer (or the Ceding Company, as applicable) shall produce best estimates, with any data supplied as a “best estimate” appropriately labeled or identified, and shall use commercially reasonable efforts to provide an amended Monthly Required Balance Report based on current data no more than ten (10) Business Days after such report was originally due. The Reinsurer shall promptly adjust the level of funding of the Trust Account based on best estimates to the Required Balance based on such current data.
(c)Within twenty-two (22) Business Days following the calendar quarters ending March, 31st, June 30th, September 30th and December 31st, the Reinsurer shall deliver to the Ceding Company an informational report in the form of, and containing the information set forth in, Exhibit D-4, setting forth, with respect to the Ceding Company (on an individual basis), a comparison of the Investment Assets in the Trust Account established pursuant to this Agreement with the Investment Guidelines, as of the calendar quarters ending March 31st, June 30th, September 30th and December 31st, respectively.
Section 5.02.    Ceding Company Monthly Settlement Report. No later than twenty (20) Business Days after the end of each Monthly Accounting Period, the Ceding Company shall prepare and deliver to the Reinsurer a report (each, a “Monthly Settlement Report”) substantially in the form of, and containing the information set forth in, Exhibit E, including a statement which sets forth the net amount due to the Ceding Company from the Reinsurer, or to the Reinsurer from the Ceding Company, as applicable, under Sections 3.02, 3.03, 5.05 and Article X for the applicable Monthly Accounting Period, as well as the Estimated Claims Amount for the immediately following Monthly Accounting Period due to the Ceding Company under Section 5.03(b). In preparing the Monthly Settlement Report, the Ceding Company shall use commercially reasonable efforts to supply the current data used to prepare such report. If the current data used to prepare such report cannot be supplied with the applicable report, the Ceding Company shall produce best estimates, with any data supplied as a “best estimate” appropriately labeled or identified in the applicable report, and shall use commercially reasonable efforts to provide an amended Monthly Settlement Report based on current data no more than ten (10) Business Days after such report was originally due. The parties will promptly adjust the amount paid based on best estimates to the amount due based on such current data, with interest from the date of payment of the estimated amount to the date of payment of the adjustment amount, at the Interest Rate in effect on the last day of the applicable Monthly Accounting Period.
Section 5.03.    Settlements.
(a)Monthly settlements shall be effected as follows: (i) if the Monthly Settlement Report shows that the Ceding Company owes the Reinsurer a positive amount, the Ceding Company will pay such amount simultaneously with the delivery to the Reinsurer of the Monthly Settlement Report and (ii) if the Monthly Settlement Report shows that the Reinsurer owes the Ceding Company a positive amount, the Reinsurer shall pay the amount owed within fifteen (15) Business Days after receiving the Monthly Settlement Report.
(b)On each of the tenth (10th) and twenty-fifth (25th) calendar days or, if such calendar day is not a Business Day, the next Business Day following such calendar day, of each

Monthly Accounting Period, the Reinsurer shall pay fifty percent (50%) of the Estimated Claims Amount for such Monthly Accounting Period, as reflected in the Monthly Settlement Report received during the immediately preceding Monthly Accounting Period.
(c)All amounts payable pursuant to this Section 5.03 shall be made in cash or its equivalent.
(d)In the event that the Ceding Company has any good faith objection to the calculation of any valuation set forth in any Asset Valuation Report or Monthly Required Balance Report or whether any asset is a Permitted Investment as set forth in such Monthly Required Balance Report or the Reinsurer has any good faith objection to the calculation of any items set forth in the Monthly Settlement Report (in such capacity, the “Objecting Party”), the Objecting Party may deliver written notice to the other party within ten (10) Business Days after its receipt of the Asset Valuation Report or within thirty (30) days after its receipt of the Monthly Required Balance Report or Monthly Settlement Report. The parties hereby acknowledge and agree that their respective ability to object to monthly reports in accordance with this Section 5.03 is the exclusive right of each party to challenge such monthly reports. Following receipt of a notice of objection pursuant to the first sentence of this Section 5.03(d), the parties shall attempt in good faith to resolve such disagreement for a period of two (2) Business Days in the case of a dispute related to an Asset Valuation Report or a period of thirty (30) days in the case of a dispute related to a Monthly Required Balance Report or Monthly Settlement Report. Any resolution agreed to in writing by the parties shall be final and binding upon the parties. If the parties do not resolve any such disagreement within the applicable time period set forth in the immediately preceding sentence, the parties shall jointly submit the dispute to (i) the Valuation Expert within two (2) Business Days after the expiration of the applicable time period in the case of a dispute related to an Asset Valuation Report or (ii) the Third Party Accountant in the case of a dispute related to the Monthly Settlement Report or the Third Party Actuary in the case of a dispute related to the Monthly Required Balance Report, in each case within fifteen (15) Business Days after the expiration of the applicable time period. The parties shall instruct the Valuation Expert, Third Party Accountant or Third Party Actuary, as applicable to limit its review to matters objected to by the Objecting Party and not resolved by written agreement of the parties and to render a decision within ten (10) Business Days after submission of the dispute to such Valuation Expert in the case of a dispute related to an Asset Valuation Report or within forty-five (45) days after submission of the dispute to such Third Party Accountant or Third Party Actuary, as applicable, in the case of a dispute related to a Monthly Required Balance Report or a Monthly Settlement Report, and the decision of such Valuation Expert, Third Party Accountant or Third Party Actuary, as applicable, with respect to such dispute shall be final and binding upon the parties and incorporated into the applicable report; provided that the Ceding Company or the Reinsurer may request that the Valuation Expert, Third Party Accountant or Third Party Actuary, as applicable, correct any clerical, typographical or computational errors. The fees of the Valuation Expert, Third Party Accountant or Third Party Actuary shall be borne equally by the parties. Notwithstanding any other provision of this Agreement to the contrary, a party’s obligation to make payment pursuant to this Section 5.03 or, in the case of Reinsurer, to make a deposit to the Trust Account pursuant to Section 8.04, shall become due on the date specified in such Sections 5.03 and 8.04, irrespective of the pendency of any dispute initiated pursuant to this Section 5.03. Any amounts paid by a party that are subsequently determined not to be due shall be refunded to such party with interest calculated thereon at the Interest Rate from the date of payment thereof to the date prior to the date of refund.
Section 5.04.    Currency. All financial data required to be provided pursuant to the terms of this Agreement shall be expressed in U.S. dollars. All payments and all settlements of account between the parties shall be in U.S. currency unless otherwise agreed by the parties.
Section 5.05.    Expense Allowance. From and after the Applicable Effective Time, the Ceding Company shall be entitled to an expense allowance (the “Expense Allowance”), which Expense Allowance shall be paid to the Ceding Company pursuant to Section 5.03 and calculated in accordance with the formula set forth on Schedule 5.05. The Reinsurer shall bear no part of the expenses incurred by the Ceding Company in connection with the Reinsured Policies, except as otherwise provided in this Agreement. The Ceding Company acknowledges and agrees that the allowance for any premium Taxes, state guarantee fund assessments or special assessments paid or payable by the Ceding Company in connection with the Reinsured Policies is also included in the Expense Allowance.
Section 5.06.    Additional Reporting.
(a)By the relevant RBC Reporting Deadline, the Reinsurer shall provide to the Ceding Company a calculation of the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter. The calculation for the first three (3) calendar quarters of each year will be estimated in good faith by the Reinsurer. Each such calculation shall include reasonable supporting detail with respect to such calculation.
(b)(i) The Reinsurer shall provide written notice to the Ceding Company of the occurrence of any Triggering Event within five (5) Business Days after it becomes aware of such occurrence and (ii) the Ceding Company may notify the Reinsurer of the occurrence of any Triggering Event if the Reinsurer has not notified the Ceding Company of such occurrence in accordance with the preceding clause (i). In addition, the Reinsurer shall promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Triggering Event has occurred and is continuing.
(c)At the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company a copy of its annual and quarterly NAIC statement blank and a copy of its annual audited statutory financial statements along with the audit report thereon.
(d)At the Reinsurer’s request, the Ceding Company shall provide to the Reinsurer a copy of its annual and quarterly NAIC statement blank and a copy of its annual audited statutory financial statements along with the audit report thereon.
(e)At either the Reinsurer’s or the Ceding Company’s request at reasonable times and upon reasonable prior notice, no more than once per calendar quarter, the Reinsurer or the Ceding Company, as applicable, shall make available appropriate personnel or its Representatives for a meeting (in person or via teleconference or telephone) with the other party or its designated Representatives to discuss items included in the Asset Valuation Report and/or the Monthly Required Balance Report and the identity and other reasonably requested information relating to any investment managers or sub-advisors with respect to the assets held in the Trust Account.
(f)The Reinsurer and the Ceding Company shall provide to the other party information that is reasonably requested by such party relating to the Reinsured Policies, including any information that the Reinsurer or the Ceding Company, as applicable, is required to report on its GAAP and/or SAP financial statements, including information that is necessary to prepare for the adoption of new GAAP and/or SAP accounting requirements, Tax returns and other financial reports; provided that, to the extent any such requested information is not reasonably available to the providing party, the requesting party shall reimburse the providing party for its reasonable costs and expenses in preparing the requested information.  The requesting party will identify and communicate any such requests to the other party sufficiently in advance of any required deadlines, to the extent practicable, such that the applicable information and timing for the provision therefore can be mutually agreed by the parties.
(g)For so long as this Agreement remains in effect, the Ceding Company shall prepare and deliver to the Reinsurer the reports and certificates set forth in Schedule 5.06(g) within the applicable periods listed thereon.
(h)Following the date hereof, the parties hereto shall cooperate to develop and agree on the form of report that will be utilized to report Reserves and SAP Reserves as required hereunder.
(i)The Reinsurer and the Ceding Company may deliver any reports due to the other party under this Agreement via any mutually agreed electronic interface.
Section 5.07.    Reporting for Underlying Reinsurance Agreements and Ceded Reinsurance Agreements.
(a)The Ceding Company shall promptly deliver to the Reinsurer a copy of each material report, notice, demand and other written communication (or in the case of material oral communications, a summary thereof) (other than ministerial items or items in the ordinary course of business) and, to the extent available with respect to the Ceded Reinsurance Agreements and the Underlying Reinsurance Agreements, each settlement statement provided to it or by it pursuant to or in connection with such Ceded Reinsurance Agreements and the Underlying Reinsurance Agreements; provided, that the Reinsurer acknowledges and agrees that such reports may include Personal Information; provided further, that the Ceding Company may redact information with respect to any Affiliate of the Ceding Company (other than PRL or UA) to the extent such information is not related to the Reinsured Policies or the Reinsured Liabilities. Following the Phase 2 Closing Date, (i) the Ceding Company shall provide such reports, notices, demands and other written communications to a secure fileshare site designated by the Reinsurer and (ii) the parties will cooperate in good faith to agree on methodologies or technological solutions for redacting Personal Information and information with respect to any Affiliate of the Ceding Company (other than PRL or UA).
(b)In addition, the Ceding Company shall disclose to the Reinsurer all communications, notices or documentation relating to the commencement or threat of any dispute, litigation or arbitration (excluding any contested claims under the Reinsured Policies) between the Ceding Company and the counterparty to any Ceded Reinsurance Agreement or Underlying Reinsurance Agreement.
(c)The parties will cooperate in good faith to agree on reporting to be provided by the Reinsurer to the Ceding Company beginning on the Valuation Transition Date.
ARTICLE VI
SET OFF; ACCESS TO BOOKS AND RECORDS

Section 6.01.    Offset Rights. Any undisputed debits or credits incurred on and after the Applicable Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement between the parties are deemed mutual debits or credits, as the case may be, and, to the extent permitted under Applicable Law, shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 6.01 shall apply to the fullest extent permitted by Applicable Law, notwithstanding the initiation or commencement of an Insolvency Proceeding by or against the Ceding Company or the Reinsurer. Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and agrees that it shall have no right hereunder or pursuant to Applicable Law to offset any amounts due or owing (or to become due or owing) following the Applicable Effective Time to the other party under this Agreement against any amounts due or owing by such other party or any of its Affiliates under any other agreement, contract or understanding.
Section 6.02.    Access to Books and Records.
(a)The Ceding Company shall maintain the Books and Records (a) in accordance with any and all Applicable Law and (b) with a degree of care and diligence similar to that used for its other businesses for its own account and in accordance with its internal record retention procedures and policies of its other businesses. The Reinsurer and its Representatives shall have the right to inspect, audit and make copies of, not more than once per calendar year (or (i) in the event the Ceding Company is in breach of its obligations under Article VII, not more than once per calendar quarter, upon delivery of notice from the Reinsurer to the Ceding Company of the alleged breach, together with reasonable supporting detail in respect thereof and (ii) with respect to the Reinsurer’s right to audit and inspect the Ceding Company’s compliance with Section 2.09, not more than twice per calendar year (but in the event the Ceding Company is in breach of its obligations under Section 2.09, not more than once per calendar quarter, upon delivery of notice from the Reinsurer to the Ceding Company of the alleged breach, together with reasonable supporting detail in respect thereof)), at reasonable times and upon reasonable prior notice, the Books and Records in the possession, custody or control of the Ceding Company, its Affiliates and its or their respective Representatives and access to appropriate personnel of the Ceding Company, its Affiliates and its and their Representatives; provided, however, that such access shall not unreasonably interfere with the business and operations of the Ceding Company. The Reinsurer shall bear its own expenses in connection with such access and shall promptly reimburse the Ceding Company for any reasonable out-of-pocket expenses incurred by the Ceding Company in connection with such access by the Reinsurer and its Representatives. Without limiting the foregoing, at least once annually upon the Reinsurer’s request the Ceding Company will hold servicing and administration review calls with the Reinsurer to discuss material issues (if any) that have arisen with respect to the servicing of the Reinsured Policies.
(b)Notwithstanding anything herein to the contrary, the Ceding Company shall not be obligated to make available to the Reinsurer any original papers or other books, records or documents to the extent that the Ceding Company determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract or jeopardize the protection of an attorney-client privilege; it being understood that the Ceding Company shall use commercially reasonable efforts to enable such information to be made available to the Reinsurer (including redacting information) without contravening such Applicable Law or contract or jeopardizing such privilege.
(c)The Reinsurer shall not use any information obtained pursuant to this Section 6.02 for any purpose not relating to this Agreement, the Trust Agreement, the Master Transaction Agreement, the amended and restated letter agreement, dated as of the date hereof, by and between the Reinsurer and Provident Life and Casualty Insurance Company or the reinsurance provided hereunder.
Section 6.03.    Internal Controls; Control Deficiency Notification. Each party shall provide the other party with written notice of any significant control deficiency or material weakness, including with respect to cybersecurity or privacy, identified by the Ceding Company which are relevant to its administration of the Reinsured Policies or the Reinsurer which are relevant to its financial reporting under this Agreement or Personal Information received under this Agreement, if any, or its internal and external auditors and resulting Ceding Company action plans which are relevant to the Reinsured Policies or the Reinsurer action plans which are relevant to the financial reporting under this Agreement or Personal Information received under this Agreement, if any, in each case promptly within a reasonable period of time after such party becomes aware of such significant control deficiency or material weakness or such action plans become available, and shall provide the other party with any management reports on internal controls and the respective internal and external audit reports in respect of such significant control deficiency or material weakness promptly, within a reasonable period of their issuance, in each case other than any such files, documents and other information that is legally privileged, it being understood that such party shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be accessed by the other party without impinging on the ability to assert such privilege. Further, each party and its Representatives shall have reasonable access to employees and Representatives of the other party who are involved in or have knowledge about the significant control deficiency or material weakness.

ARTICLE VII
ADMINISTRATION
Section 7.01.    Administration.
(a)From and after the Phase 1 Closing Date or the Phase 2 Closing Date, as applicable, the Ceding Company shall provide or cause to be provided all administrative and related services with respect to the Reinsured Policies, other than the Reinsured Policies listed on Schedule 7.01 hereto, including the billing and collection of any Additional Consideration, the administration of claims, and any required policyholder tax information reporting (collectively, the “Administrative Services”). The Ceding Company agrees to perform the Administrative Services (i) in accordance with industry standards for skill, diligence and expertise in administering individual disability insurance policies, which, in the case of the Ceding Company, are no less than the standard of care that is applied by the Ceding Company with respect to other disability insurance policies not reinsured by the Reinsurer and in all material respects in accordance with the terms of the Reinsured Policies, (ii) in a manner consistent with the Ceding Company’s practices, administration and performance as and in a manner no less favorable to the Reinsurer and the Reinsured Policies than with respect to other disability insurance policies of the Ceding Company not reinsured by the Reinsurer, including those policies and procedures with respect to litigated, contested, appealed or mediated claims and including those policies and procedures relating to completeness, diligence, accuracy, quality, timeliness, frequency, volume, amount, priority, care, responsiveness and detail, as such policies and procedures may be reasonably amended from time to time, (iii) in accordance with the terms of this Agreement, Applicable Law, including the maintenance by the Ceding Company or its applicable subcontractors of all Permits from Governmental Authorities that are necessary to perform the administration contemplated by this Section 7.01. The Ceding Company will cause any successor administrator not to change, alter or otherwise compromise the claims-paying, commission chargeback collection practices, or administrative practices with respect to the Reinsured Policies, in each case in a manner (i) that is, or would be reasonably expected to be, materially adverse to the Reinsurer or (ii) that results in, or would be reasonably expected to result in, in the aggregate, a material deviation from the Administrative Services or the practices or policies utilized in the eighteen-month period preceding the appointment of such successor administrator that are adverse in the aggregate to the quality of service provided, without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, conditioned or delayed. If the Ceding Company retains no material block of unreinsured disability business, the Ceding Company agrees not to, and to cause any successor administrator not to, change, alter or otherwise compromise the claims-paying, commission chargeback collection practices, or administrative practices with respect to the Reinsured Policies, in each case in a manner that results in, or would be reasonably expected to result in, in the aggregate, a material deviation from the Administrative Services or the practices or policies utilized in the eighteen-month period preceding the wind-down, transfer or sale of such disability business or that are adverse to the aggregate quality of service provided, without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, conditioned or delayed.
(b)The Ceding Company may transfer, assign, delegate or subcontract for the performance of all or any portion of the Administrative Services to any other Person; provided,

that the Ceding Company may only transfer, assign, delegate or subcontract all or any portion of the Administrative Services to any Person with respect to all of the Reinsured Policies. Without limiting the foregoing, (i) no transfer, assignment, delegation or subcontracting of the performance of Administrative Services shall relieve the Ceding Company from any of its obligations hereunder, and (ii) the Ceding Company shall remain responsible for all obligations or liabilities of such transferee, assignee, delegee or subcontractor with respect to the performance of the obligations hereunder as if performed by the Ceding Company.
(c)To the extent that the Ceding Company delegates any material administrative services (including accepting premiums, benefit payments and claims handling and adjusting with respect to any Reinsured Policy) hereunder to any non-Affiliate, the Ceding Company shall provide to the Reinsurer any due diligence or evaluation materials received by the Ceding Company from such non-Affiliated subcontractor, which materials will include a copy of such subcontractor’s SSAE 18 Type I or II to the extent provided, and if not provided, the other due diligence material collected that would be reasonably expected to cover similar information collected at the discretion of the Ceding Company, subject to the Reinsurer entering into any customary confidentiality agreement with such non-Affiliate subcontractor as may be reasonably required by such non-Affiliate subcontractor. Without limiting the foregoing, the Ceding Company will provide to the Reinsurer any reports it actually receives relating to service level information or significant testing exceptions of such non-Affiliated subcontractor, subject to the Reinsurer entering into any customary confidentiality agreement with such non-Affiliate subcontractor as may be reasonably required by such non-Affiliate subcontractor.
Section 7.02.    Inability to Perform Administrative Services. In the event that the Ceding Company is unable, for any reason, to perform all or a material portion of the Administrative Services in compliance with the standard required by Section 7.01 for a period that is reasonably expected to exceed thirty (30) consecutive days, where such failure to perform would, individually or in the aggregate, reasonably be expected to be materially adverse to the Reinsured Policies, taken as a whole, the Ceding Company shall promptly provide notice to the Reinsurer of the Ceding Company’s inability to perform the applicable Administrative Services. Within sixty (60) days from the receipt of such notice, the Ceding Company shall deliver to the Reinsurer a corrective action plan (the “Corrective Action Plan”) setting forth a strategy to remedy the inability of the Ceding Company to perform such Administrative Services (which may include, upon written consent of the Reinsurer, obtaining an alternative means of providing such Administrative Services) and a reasonable timeline to implement such strategy. The Ceding Company shall consider in good faith any changes to the Corrective Action Plan reasonably requested by the Reinsurer, and the Ceding Company shall use commercially reasonable efforts to implement such Corrective Action Plan as soon as reasonably practicable. The Ceding Company shall keep the Reinsurer reasonably apprised of the implementation of the Corrective Action Plan and, if (a) the Ceding Company has not commenced implementation of such Corrective Action Plan within thirty (30) days after delivery of such Corrective Action Plan to the Reinsurer or (b) the Ceding Company has not fully implemented such Corrective Action Plan in accordance with the reasonable timeline set forth therein, the Ceding Company shall cooperate with the Reinsurer in obtaining an alternative means of providing such Administrative Services. The Ceding Company shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Administrative Services and in order to restore such Administrative Services or in connection with the Reinsurer’s obtaining an alternative means of providing such Administrative Services.
Section 7.03.    Participation. The Ceding Company shall provide the Reinsurer with prompt notice of contested, litigated, appealed or mediated claims for Reinsured Policies with respect to which the proposed settlement amount exceeds applicable policy limits by an amount greater than $600,000 individually or $30,000,000 during the term of this Agreement, in the aggregate when considered with the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement and shall provide the Reinsurer with information with respect thereto as reasonably requested by the Reinsurer and in the possession or control of the Ceding Company. The Reinsurer shall be entitled to participate in the process for evaluating any such settlement (including, in the Reinsurer’s discretion, by using separate legal counsel at its own expense), and the Ceding Company shall consider in good faith any recommendations of the Reinsurer with respect thereto. If the Ceding Company settles or compromises any such contested, litigated, appealed or mediated claim with respect to a Reinsured Policy for an amount that exceeds applicable policy limits by an amount greater than $600,000 individually or $30,000,000 during the term of this Agreement, in the aggregate when considered with the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement, with the Reinsurer’s consent (such consent not to be unreasonably withheld, conditioned or delayed), the Reinsurer’s Quota Share of the full amount of such settlement shall constitute a Benefit and be reinsured under this Agreement. If the Reinsurer does not consent to such settlement (such consent not to be unreasonably withheld, conditioned or delayed) in accordance with the immediately preceding sentence, the Reinsurer will discharge its liability by payment to the Ceding Company of the Reinsurer’s Quota Share of an amount equal to the sum of the applicable policy limit plus $600,000; provided, that the aggregate amount in excess of policy limits shall not exceed $30,000,000 during the term of this Agreement, in the aggregate when considered with the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement.
Section 7.04.    Governmental Notices and Investigations.
(a)The Ceding Company shall provide the Reinsurer, within ten (10) Business Days after receipt thereof, copies of any written notice or report from any Governmental Authority with respect to the business reinsured under this Agreement, in each case, if the subject of such notice, report or communication would, or would reasonably be expected to, adversely affect in any material respect the Reinsurer’s rights or economic interests in respect of the Reinsured Policies.
(b)To the extent permitted by Applicable Law, the Ceding Company shall promptly notify the Reinsurer, in writing, after the Ceding Company becomes aware of any pending or threatened investigations, inquiries or examinations of the Ceding Company related to the Reinsured Policies by any Governmental Authority commencing after the Phase 1 Closing Date or Phase 2 Closing Date, as applicable, other than routine State insurance department examinations that do not relate to the business reinsured pursuant to this Agreement or that would not otherwise reasonably be expected to adversely affect in any material respect the Reinsured Policies or the performance by the Ceding Company of its obligations under this Agreement (a “Regulatory Action”). At the Reinsurer’s request, the Ceding Company shall provide the Reinsurer with a report of any Regulatory Actions, summarizing the nature of any such Regulatory Actions, the alleged actions or omissions, if any, giving rise to such Regulatory Actions and copies of any files or other documents that the Reinsurer may reasonably request in connection with its review of such Regulatory Action, other than any such files, documents and other information that is legally privileged, it being understood that the Ceding Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be accessed by the Reinsurer without impinging on the ability to assert such privilege.
Section 7.05.    Litigation. The Ceding Company shall notify the Reinsurer promptly after the Ceding Company becomes aware of any Action (other than a Regulatory Action) that is material or that constitutes a class Action, in each case that is initiated or threatened in writing relating to the Reinsured Policies or any Reinsured Liabilities. Upon the request of the Reinsurer, the Ceding Company shall promptly furnish to the Reinsurer copies of all pleadings, motions, memoranda or other information relating to such Action, other than such pleadings, motions, memoranda or other information that is legally privileged, it being understood that the Ceding Company shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information) that would enable any such item to be accessed by the Reinsurer without impinging on the ability to assert such privilege.
Section 7.06.    Actuarial Reports.
(a)With respect to the year ending in which the Valuation Transition Date occurs and each year thereafter, the Reinsurer’s appointed actuary shall provide to the Ceding Company’s appointed actuary (x) an actuarial memorandum setting forth the liability experience, liability assumptions (other than assumptions with respect to interest rate and discount rate) and liability cash flows with respect to the Reinsured Policies, including projected liability cash flows on a seriatim level and routine sensitivities to be agreed by the parties and (y) a certificate of reliance stating that, in his or her opinion, the SAP Reserves and related actuarial values concerning the Reinsured Policies:
(i)are computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated, in accordance with sound actuarial principles;
(ii)are based on actuarial assumptions which produce SAP Reserves at least as great as those called for in any contract provision as to SAP Reserve basis and method, and are in accordance with all other policy or contract provisions;
(iii)meet the requirements of the insurance laws and regulations of the Reinsurer’s state of domicile and the Ceding Company’s state of domicile and are at least as great as the minimum aggregate amount required by any state with the exception of any states listed in the certificate, with, to the extent applicable regulations of the Reinsurer’s state of domicile vary materially from the parallel requirements of the Ceding Company’s state of domicile, a good faith estimate of the effects of any such differences and a summary description of the Reinsurer’s methodologies used in developing such estimates;

(iv)are computed on the basis of liability assumptions (other than assumptions with respect to interest rate and discount rate) consistent with those used in computing the corresponding items in the Reinsurer’s annual statement of the preceding year-end (with any exceptions noted); and
(v)include provision for all actuarial SAP Reserves and related statement items which ought to be established.
(b)With respect to any year ending prior to the year in which the Valuation Transition Date occurs the Ceding Company’s appointed actuary shall provide to the Reinsurer’s appointed actuary a certificate of reliance stating that, in his or her opinion, the SAP Reserves and related actuarial values concerning the Reinsured Policies:
(i)are computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated, in accordance with sound actuarial principles;
(ii)are based on actuarial assumptions which produce SAP Reserves at least as great as those called for in any contract provision as to SAP Reserve basis and method, and are in accordance with all other policy or contract provisions;
(iii)meet the requirements of the insurance laws and regulations of the Reinsurer’s state of domicile and the Ceding Company’s state of domicile and are at least as great as the minimum aggregate amount required by any state with the exception of any states listed in the certificate, with, to the extent applicable regulations of the Ceding Company’s state of domicile vary materially from the parallel requirements of the Reinsurer’s state of domicile, a good faith estimate of the effects of any such differences and a summary description of the Reinsurer’s methodologies used in developing such estimates;
(iv)are computed on the basis of liability assumptions (other than assumptions with respect to interest rate and discount rate) consistent with those used in computing the corresponding items in the Ceding Company’s annual statement of the preceding year-end (with any exceptions noted); and
(v)include provision for all actuarial SAP Reserves and related statement items which ought to be established.
Any actuarial memorandum or certification provided pursuant to this Section 7.06 or information provided pursuant to Section 7.07 is not, and shall not be deemed to constitute, any representation as to the ultimate adequacy or sufficiency of the SAP Reserves or reserves held by the Reinsurer or the Ceding Company, as applicable, in respect of the Reinsured Policies. Such memoranda and certifications are intended solely for the receiving party’s actuary to perform his or her own annual actuarial analysis on behalf of such receiving party consistent with such receiving party’s actuary’s qualifications and professional standards. It is agreed and acknowledged by each party hereto that neither party is assuming any financial reporting obligations of the other party hereto, any of their respective Affiliates or any other third party.

Section 7.07.    Valuation of Liabilities; Cooperation in Respect of Transition of Valuation Responsibility.
(a)Solely after the Valuation Transition Date, the Reinsurer shall calculate the Reserves and the SAP Reserves with respect to the Reinsured Policies; provided, that, the Valuation Transition Date may be extended for two (2) six-month periods upon written notice from the Reinsurer to the Ceding Company at least 30 days prior to the applicable Valuation Transition Date; provided, further, that the Reinsurer shall pay to the Ceding Company an amount equal to $1,200,000, in the aggregate across this Agreement, the Amended and Restated UA Reinsurance Agreement and the Amended and Restated PRL Reinsurance Agreement, during each such six-month extension, which shall be included in the applicable Monthly Settlement Report. Prior to the Valuation Transition Date, the Ceding Company shall calculate the Reserves and SAP Reserves with respect to the Reinsured Policies and, except to the extent required to comply with changes to Applicable Law, the Ceding Company shall not modify or change its valuation methodology or basis for such valuation in respect of the Reinsured Policies without the prior written consent of the Reinsurer.
(b)From the date hereof to the Valuation Transition Date and during any extension thereof as contemplated in Section 7.07(a), the Ceding Company and the Reinsurer shall work in good faith and cooperate with each other and their respective applicable Affiliates and Representatives to enable the Reinsurer to calculate the Reserves and the SAP Reserves in respect of the Reinsured Policies, including providing reasonable assistance and support to the Reinsurer to allow the Reinsurer to build its applicable models in respect thereof, and to establish valuation methodologies in respect thereof. Each party shall make available to the other party and its applicable Affiliates and their respective Representatives any documents or information that the other party determines, in its reasonable judgment, would further the development of such calculations and, with respect to the Reinsurer, the establishment of such methodologies, that are reasonably accessible to such party. Each party agrees to provide the other party, its applicable Affiliates and their respective Representatives access to appropriate personnel of such party, its Affiliates and their respective Representatives in furtherance of the foregoing, provided that such access shall not unreasonably interfere with the business and operations of such party or its applicable Affiliates.
Section 7.08.    Enforcement of Rights. The Ceding Company shall, and shall cause its Affiliates to, at all times, enforce any and all of its or their rights under the Ceded Reinsurance Agreements, the Underlying Reinsurance Agreements and the Related Agreements, as set forth in this paragraph, to the extent reasonably practicable and in compliance with Applicable Law and the terms of the applicable Ceded Reinsurance Agreement, Underlying Reinsurance Agreement or the Related Agreements and the terms of the applicable Reinsured Policies. The Reinsurer shall have the right to instruct the Ceding Company to, or to cause its Affiliates to, and the Ceding Company shall follow any such instruction to, or cause its Affiliates to follow any instruction to, enforce any right of the Ceding Company or its Affiliates under the Ceded Reinsurance Agreements, the Underlying Reinsurance Agreements, the Related Agreements and under Applicable Law to the extent that failure to enforce such right would reasonably be expected to have an adverse effect on the Reinsurer. In addition, the Ceding Company shall, and shall cause its Affiliates to, act in accordance with the direction of the Reinsurer in connection with any arbitration or litigation between the Ceding Company or its

Affiliates and any third party (other than a Customer), the purpose of which is to enforce the Ceding Company’s, or its applicable Affiliates’, rights under the Ceded Reinsurance Agreements, the Underlying Reinsurance Agreements and the Related Agreements to the extent failure to enforce such rights would reasonably be expected to have an adverse effect on the Reinsurer. The Ceding Company shall promptly inform the Reinsurer in writing of any such occurrence referenced in this Section 7.08, and any such arbitration or litigation, no later than the third (3rd) Business Day following the Ceding Company or its applicable Affiliate becoming aware of such occurrence.
ARTICLE VIII
SECURITY

Section 8.01.    Establishment of Trust Account. In accordance with the Trust Agreement attached hereto as Exhibit A, the Reinsurer, as grantor, has established the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder. The Reinsurer shall maintain the Trust Account at its sole cost and expense in accordance with this Agreement and the Trust Agreement. The Trust Account will be initially funded in accordance with Section 3.01. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that Trustee shall not, grant or cause or permit to be created or granted in favor of any third party any security interest whatsoever in any of the assets in the Trust Account or in the residual interest therein. The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement.
Section 8.02.    Permitted Investments; Deposit of Assets.
(a)The Trust Account shall contain assets that consist of Permitted Investments with an aggregate Book Value at least equal to the Required Balance. The parties acknowledge and agree that any limitation, guideline or other restriction in respect of any such Permitted Investments as set forth in the Investment Guidelines shall apply on an aggregate basis with respect to each of the trust accounts established pursuant to this Agreement, the Amended and Restated PRL Reinsurance Agreement and the Amended and Restated UA Reinsurance Agreement. The parties acknowledge that the Reinsurer shall be entitled to select and replace the investment manager with respect to the assets held in the Trust Account, in accordance with the terms of the Trust Agreement. The Reinsurer may appoint additional or replacement investment managers or sub-advisors with respect to the assets held in the Trust Account in accordance with the terms of the Trust Agreement.
(b)Prior to depositing assets in the Trust Account, the Reinsurer will execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

Section 8.03.    Withdrawals from Trust Account.
(a)The Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company, or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, in accordance with the terms of the Trust Agreement, for one or more of the following purposes:
(i)to pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, including in respect of the discharge of any Benefits, (A) which amounts have not been paid by the Reinsurer within five (5) Business Days following the applicable date of payment set forth hereunder or (B) otherwise with the consent of the Reinsurer; or
(ii)to pay to the Ceding Company the Terminal Settlement.
(b)The Ceding Company and the Reinsurer agree that during the continuation of a Withdrawal Triggering Event or following delivery of a Recapture Notice by the Ceding Company to the Reinsurer, the assets maintained in the Trust Account may be withdrawn by the Ceding Company, or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, at any time without notice or consent from the Reinsurer, but only for one or more of the following purposes:
(i)to reimburse the Ceding Company for the Reinsurer’s Quota Share of Premiums returned to the owners of the Reinsured Policies reinsured hereunder because of cancellations of such Reinsured Policies;
(ii)to reimburse the Ceding Company for the Reinsurer’s Quota Share of policy surrenders or benefits or losses payable by the Ceding Company pursuant to the provisions of the Reinsured Policies reinsured hereunder; or
(iii)to pay any obligations consistent with the terms hereof, which the Ceding Company has reasonably calculated to be due to it.
(c)The Ceding Company shall return to the Trust Account assets withdrawn in excess of any amounts due under Section 8.03(b), in each case, including Accrued Investment Income, as promptly as practicable but in any event within five (5) Business Days after such determination has been made. The Ceding Company shall pay to the Reinsurer interest on such excess withdrawn amounts at the Interest Rate for the period that such assets are held by the Ceding Company. Any such excess amount, including Accrued Investment Income thereon, shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer and, commencing within two (2) Business Days after the Ceding Company’s receipt of notice from the Reinsurer of such excess, in a segregated account, separate and apart from any assets of the Ceding Company.

Section 8.04.    Adjustment of Security.
(a)The amount of security required to be provided by the Reinsurer hereunder shall be adjusted following the end of each Monthly Accounting Period based on (i) the Required Balance as of the end of such Monthly Accounting Period as set forth in the applicable Monthly Settlement and Required Balance Report and (ii) the Book Value of Permitted Investments as of the end of such Monthly Accounting Period as set forth in the applicable Monthly Asset Report. The amount of security required to be held in the Trust Account shall be adjusted as follows:
(i)If a Security Funding Event has occurred as of the end of such Monthly Accounting Period, then the Reinsurer shall, no later than five (5) Business Days following the Security Funding Reporting Date, transfer additional Permitted Investments to the Trust Account so that the aggregate Book Value of the Permitted Investments held in the Trust Account is not less than the Required Balance.
(ii)If the aggregate Book Value of the Permitted Investments held in the Trust Account as of the end of such Monthly Accounting Period exceeds the Required Balance calculated based on the most recent Monthly Required Balance Report delivered by the Reinsurer pursuant to Section 5.01, then the Reinsurer shall have the right to withdraw such excess in accordance with the procedures set forth in the Trust Agreement.
Section 8.05.    Trust Account Substitutions. The Reinsurer shall have the right to instruct the Trustee to substitute or exchange assets in the Trust Account; provided, that (a) the replacement assets are Permitted Investments, (b) the replacement assets shall be deposited in the Trust Account on the same day of substitution or exchange, (c) the aggregate Book Value of the replacement assets to be deposited or credited to the Trust Account (as determined by the Reinsurer on such day) are at least equal to the aggregate Book Value of the Assets being removed from the Trust Account (as determined by the Reinsurer on such day), (d) the aggregate Fair Market Value of the replacement assets to be deposited or credited to the Trust Account (as determined by the Reinsurer on such day) are at least equal to the aggregate Fair Market Value of the assets being removed from the Trust Account (as determined by the Reinsurer on such day), and (e) the Market-to-Book Ratio following such substitution is not less than the Market-to-Book Ratio before giving effect to such substitution.
ARTICLE IX
DURATION; RECAPTURE
Section 9.01.    Duration. This Agreement shall commence at the Applicable Effective Time and continue in force until the date this Agreement terminates, which shall occur at such time as (a) the Ceding Company’s liability with respect to all Reinsured Policies reinsured hereunder is terminated and the Ceding Company has received payments which discharge such liability in full in accordance with the provisions of this Agreement, (b) this Agreement is terminated by the mutual written consent of the Reinsurer and the Ceding Company or (c) the Recapture Date occurs, in the event that Ceding Company recaptured all of the Reinsured Liabilities in accordance with Section 9.03 or (d) the Reinsurer terminates this Agreement pursuant to Section 9.04.
Section 9.02.    Survival. Notwithstanding the other provisions of this Article IX, the terms and conditions of Articles I, Article IX, Article X, Article XI Article XII and Article XVI shall remain in full force and effect after the termination of this Agreement.
Section 9.03.    Recapture.
(a)For a period of one hundred eighty (180) days following the occurrence and continuation of any Triggering Event (other than with respect to an Insolvency Event), or, at any time while an Insolvency Event has occurred and is continuing, the Ceding Company shall have the right, but not the obligation, to recapture all, but not less than all, of the Reinsured Liabilities ceded under this Agreement by providing a written notice (the “Recapture Notice”) to the Reinsurer specifying the grounds for the exercise of the recapture remedy pursuant to this Article IX and identifying the intended date of recapture (the date such recapture is effected, the “Recapture Date”); provided, that the applicable Triggering Event must be continuing on the date such Recapture Notice is delivered to the Reinsurer; provided, further, that the Recapture Date shall be at least ten (10) Business Days following the delivery of such Recapture Notice (other than a Recapture Notice delivered with respect to an Insolvency Event), but in no event later than thirty (30) Business Days following the delivery of the Recapture Notice; provided, further, that in the event that a recapture notice is provided with respect to either the Amended and Restated PRL Reinsurance Agreement or the Amended and Restated UA Reinsurance Agreement, the Ceding Company shall recapture all of the Reinsured Liabilities ceded under this Agreement and, in such event, the “Recapture Date” shall be the date of recapture with respect to the Amended and Restated PRL Reinsurance Agreement or the Amended and Restated UA Reinsurance Agreement, as applicable. Upon a recapture by the Ceding Company, the Ceding Company will recapture all liabilities arising under or resulting from the Reinsured Policies other than any Reinsurer Extra-Contractual Obligations. Following a recapture pursuant to this Section 9.03(a), subject to the satisfaction of payment obligations described in Section 9.03(b), both the Ceding Company and the Reinsurer will be fully and finally released from all rights, obligations and liabilities under this Agreement other than the Reinsurer’s liability for any Reinsurer Extra-Contractual Obligations and other obligations under the provisions that expressly survive termination pursuant to Section 9.02. Following the consummation of the recapture, no additional Premiums or Additional Consideration shall be payable to the Reinsurer hereunder.
(b)In connection with a recapture pursuant to Section 9.03(a) or Section 9.04, the Ceding Company shall prepare a settlement statement within twenty (20) Business Days of the Recapture Date (the “Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Schedule 9.03(b) (the “Terminal Settlement”). The Reinsurer shall provide to the Ceding Company such assistance, information and documents as may be reasonably requested by the Ceding Company in preparing such calculation. The Reinsurer shall pay any undisputed amount of the Terminal Settlement in cash to the Ceding Company within ten (10) Business Days of its receipt of the Terminal Settlement Statement. To the extent such undisputed amount is not paid by the Reinsurer pursuant to the immediately preceding sentence, the Ceding Company shall be entitled to withdraw assets in the Trust Account based on their Fair Market Value to satisfy such undisputed amount of the Terminal Settlement. If the Fair Market

Value of assets in the Trust Account is not sufficient to discharge the Reinsurer’s obligations hereunder, the Reinsurer shall pay to the Ceding Company cash in the amount of such deficiency. In addition, following the payment of the Terminal Settlement, the Trust Account shall be terminated and any remaining amounts or amount held in trust pursuant to Article VIII shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement.
(c)In the event that the Reinsurer disagrees with the calculation of the Terminal Settlement, the Reinsurer shall, within ten (10) Business Days after its receipt of such report deliver written notice to the Ceding Company of such disagreement and the parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the parties shall be final and binding upon the parties. If the parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Ceding Company, the parties shall jointly request the Third Party Accountant or Third Party Actuary, as applicable, to determine the Terminal Settlement in the manner provided in Section 5.03(d) with respect to disputed items under the Monthly Settlement and Required Balance Report, mutatis mutandis. The Third Party Accountant’s or Third Party Actuary’s, as applicable, determination of the Terminal Settlement shall be final and binding upon the Parties. The fees of the Third Party Accountant or Third Party Actuary shall be borne equally by the parties. After a final and binding resolution of any dispute described in this Section 9.03(c) is reached, the parties agree to make any necessary adjustments under Section 9.03(b).
Section 9.04.    Notice of Reinsurer Termination for Non-Payment. On any day on which the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any receiver, liquidator, rehabilitator, conservator or similar Person of the Ceding Company) is delinquent in paying material undisputed amounts due and owing to the Reinsurer under this Agreement, other than amounts that are the subject of a good faith dispute, the Reinsurer may give the Ceding Company written notice that the reinsurance coverage hereunder shall terminate (with such termination constituting a recapture for purposes of this Article IX) if such overdue amount, plus applicable interest thereon at the Interest Rate, is not paid to the Reinsurer within sixty (60) days from the date of such notice. If such written notice has been given by the Reinsurer and such overdue amount, plus applicable interest thereon, is not paid to the Reinsurer within such thirty (30) day period, then all reinsurance coverage under this Agreement shall terminate on the Recapture Date. In the case of a recapture pursuant to this Section 9.04, the “Recapture Date” shall be the date on which such unpaid amount was originally due (which date shall, mutatis mutandis, be deemed to be the Recapture Date for any termination and recapture pursuant to this Article IX). Following a recapture pursuant to this Section 9.04, subject to the satisfaction of payment obligations described in Section 9.03(b), both the Ceding Company and the Reinsurer will be fully and finally released from all rights, obligations and liabilities under this Agreement other than any Reinsurer Extra-Contractual Obligations.
Section 9.05.    Recapture of Underlying Reinsurance Agreements.
(a)In the event of a recapture of an Underlying Reinsurance Agreement, the Ceding Company shall provide the Reinsurer written notice of such recapture specifying the grounds of such recapture and identifying the date of such recapture (the date such recapture is effected, the “Underlying Reinsurance Recapture Date”). In connection with the recapture of an Underlying Reinsurance Agreement, the Ceding Company shall prepare a settlement statement within twenty (20) Business Days of the Underlying Reinsurance Recapture Date (the “Underlying Reinsurance Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Schedule 9.05(a) (the “Partial Terminal Settlement”). The Reinsurer shall provide to the Ceding Company such assistance, information and documents as may be reasonably requested by the Ceding Company in preparing such calculation. The Reinsurer shall pay any undisputed amount of the Partial Terminal Settlement in cash to the Ceding Company within ten (10) Business Days of its receipt of the Underlying Reinsurance Terminal Settlement Statement. To the extent such undisputed amount is not paid by the Reinsurer pursuant to the immediately preceding sentence, the Ceding Company shall be entitled to withdraw assets in the Trust Account based on their Fair Market Value to satisfy such undisputed amount of the Partial Terminal Settlement.
(b)In the event that the Reinsurer disagrees with the calculation of the Partial Terminal Settlement, the Reinsurer shall, within ten (10) Business Days after its receipt of such report deliver written notice to the Ceding Company of such disagreement and the parties shall attempt in good faith to resolve such disagreement. Any resolution agreed to in writing by the parties shall be final and binding upon the parties. If the parties are unable to resolve any disagreement within ten (10) Business Days after the Reinsurer delivers written notice of any such disagreement to the Ceding Company, the parties shall jointly request the Third Party Accountant or Third Party Actuary, as applicable, to determine the Partial Terminal Settlement in the manner provided in Section 5.03(d) with respect to disputed items under the Monthly Settlement and Required Balance Report, mutatis mutandis. The Third Party Accountant’s or Third Party Actuary’s, as applicable, determination of the Partial Terminal Settlement shall be final and binding upon the parties. The fees of the Third Party Accountant or Third Party Actuary shall be borne equally by the parties. After a final and binding resolution of any dispute with respect to the Partial Terminal Settlement as described in this Section 9.05(b) is reached, the parties agree to make any necessary adjustments under Section 9.05(a).
(c)To the extent the Ceding Company is party to any other Underlying Reinsurance Agreement with a counterparty (or a group of affiliated counterparties) that has recaptured the business under any Underlying Reinsurance Agreement to the extent the recapture directly results from a Carolina Circumstance or in the event a Carolina Circumstance has occurred at the time the recapture notice is delivered, the business under any other Underlying Reinsurance Agreement with such counterparty or any of its Affiliates shall be deemed to be recaptured for all purposes hereunder.
ARTICLE X
INDEMNIFICATION
Section 10.01.    Reinsurer’s Obligation to Indemnify. The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent arising from (i) any breach or failure to perform by the Reinsurer of any covenant or agreement of the Reinsurer contained in this Agreement, (ii) the Reinsured Liabilities, (iii) Reinsurer Extra-Contractual Obligations, and (iv) any successful enforcement of this indemnity.
Section 10.02.    Ceding Company’s Obligation to Indemnify. The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Losses incurred by the Reinsurer to the extent arising from (i) any breach or failure to perform by the Ceding Company of any covenant or agreement of the Ceding Company contained in this Agreement, (ii) Extra-Contractual Obligations (other than Reinsurer Extra-Contractual Obligations), (iii) any Excluded Liability and (iv) any successful enforcement of this indemnity.
Section 10.03.    Applicability of Master Transaction Agreement. The provisions set forth in Section 8.04(c)-(d) (Eligible Insurance Proceeds; Mitigation) and Section 8.05 (Notification of Claims; Third Party Claims) of the Master Transaction Agreement shall, to the extent applicable, apply mutatis mutandis to this Article X.
ARTICLE XI
TAX
Section 11.01.    DAC Tax Election. All uncapitalized terms used in this Section 11.01 shall have the meanings set forth in the Treasury Regulations under section 848 of the Internal Revenue Code of 1986, as amended (the “Code”).
(a)The parties hereby elect, pursuant to Treasury Regulations section 1.848-2(g)(8), to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of section 848(c)(1) of the Code. This election shall be effective for the calendar year ending on or after the Applicable Effective Time and for all subsequent taxable years for which any reinsurance agreement is deemed to exist due to an election made pursuant to this Section 11.01. Each party agrees to attach to its Tax Return filed for the first taxable year ending after this election becomes effective a schedule that identifies this Agreement as the subject of this election. The party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of section 848(c)(1) of the Code.
(b)To ensure consistency, the parties agree to exchange information pertaining to the amount of net consideration deemed to be paid pursuant to any reinsurance agreement deemed to exist due to an election made pursuant to this Section 11.01. The Ceding Company shall submit a schedule to the Reinsurer by March 1 of each year that follows a year during which this Agreement was in effect for any portion of such year of the Ceding Company’s calculations of the net consideration under this Agreement for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its federal income tax return for the preceding calendar year. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not notify the Ceding Company within such time that it contests the calculation, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer’s Tax Return for the previous calendar year.
(c)If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the parties reach an agreement on an amount of net consideration, each party will report the agreed-upon amount in its federal income tax return for the previous calendar year. If during such period, the Ceding Company and the Reinsurer are unable to reach agreement, they shall within ten (10) days of the expiration of the thirty (30)-day period set forth in this Section 11.01(c), cause a Third Party Accountant promptly to review (which review shall commence no later than five (5) days after the selection of the Third Party Accountant) this Agreement and the calculations of the Ceding Company and the Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, the Third Party Accountant shall consider adjustments to only those items or amounts in the Ceding Company’s calculation as to which the Reinsurer has disagreed. The Third Party Accountant shall deliver to the Ceding Company and the Reinsurer, as promptly as practicable (but no later than thirty (30) days after the commencement of its review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Ceding Company’s calculation delivered pursuant to Section 11.01(b) and the amount thereof in the Reinsurer’s calculation delivered pursuant to Section 11.01(b). Such report shall be final and binding upon the Ceding Company and the Reinsurer. The fees of the Third Party Accountant shall be borne equally by the parties.
ARTICLE XII
INSOLVENCY

Section 12.01.    Payments. In the event of an Insolvency Event in respect of the Ceding Company, the reinsurance hereunder is payable with respect to the Reinsured Policies by the Reinsurer on the basis of reported claims allowed by the court, without diminution because of such Insolvency Event. It is agreed and understood, however, that in the event such Insolvency Event, the Reinsurer shall be given written notice of the pendency of a claim against the insolvent Ceding Company on a Reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which it may deem available to the Ceding Company or its liquidator or receiver or statutory successor.
Section 12.02.    Expenses. Any expense thus incurred by the Reinsurer pursuant to Section 12.01 shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit, which may accrue to the Ceding Company, solely as a result of the defense undertaken by the Reinsurer.
ARTICLE XIII
RESOLUTION OF DISPUTES
Section 13.01.    Dispute Resolution. Other than (i) with respect to any good faith objection by the Ceding Company to the calculation of any valuation set forth in a Monthly Required Balance Report or whether any asset is a Permitted Investment as set forth in such report or any good faith objection by the Reinsurer to the calculation of any items set forth in a Monthly Settlement Report (which shall be governed by Section 5.03(c)) or (ii) any suit for specific performance with respect to Section 16.10, if either the Ceding Company or the Reinsurer has given written notification of a dispute relating to the Reinsured Policies or this Agreement and remedy sought to the other party, then within fifteen (15) Business Days after receipt of such notification both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of litigation or any formal arbitration proceedings. During the negotiation process, all reasonable requests related to the dispute made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers. All discussions and negotiations shall be for settlement purposes only, deemed confidential and not admissible in any legal proceeding in the event the dispute remains unresolved and is resolved through such proceedings. If these officers are unable to resolve the dispute within thirty (30) days of their first meeting, the parties may proceed as set out in Section 13.02 below, unless the parties mutually agree in writing to extend the negotiation period for an additional thirty (30) days. The parties agree that, in the event that any dispute arises under the Amended and Restated PRL Reinsurance Agreement or the Amended and Restated UA Reinsurance Agreement that arises from the same or similar facts and circumstances as a dispute arising hereunder, such disputes shall be consolidated and resolved together. In such event, the provisions applicable to the resolution of disputes in respect of (i) the calculation of any valuation set forth in a Monthly Required Balance Report under Section 5.03(c), (ii) any suit for specific performance under Section 16.10 or (iii) any other dispute subject to this Article XIII, shall apply mutatis mutandis.
Section 13.02.    Arbitration of Disputes.
(a)If the Ceding Company and the Reinsurer are unable to mutually resolve a dispute or controversy relating to the Reinsured Policies or this Agreement (other than with respect to any good faith objection by the Ceding Company to the calculation of any valuation set forth in a Monthly Required Balance Report or whether any asset is a Permitted Investment as set forth in such report or any good faith objection by the Reinsurer to the calculation of any items set forth in a Monthly Settlement Report, which shall be governed by Section 5.03(c)), the parties shall resolve the dispute or controversy through binding arbitration. Three (3) arbitrators will decide any difference. Such arbitrators must be impartial and present or former officers of life insurance or reinsurance companies other than the parties to this Agreement or any company owned by, or affiliated with, either party. One (1) of the arbitrators will be appointed by the Reinsurer, another by the Ceding Company, and the two (2) arbitrators thus appointed will select a third arbitrator before arbitration begins. The three (3) arbitrators shall be collectively referred to as the “Tribunal.” Should one (1) of the parties decline to select an arbitrator within thirty (30) days after the date of a written request to do so, or should the two (2) arbitrators selected by the parties not be able to agree upon the choice of a third, the appointment(s) will be left to the AIDA Reinsurance and Insurance Arbitration Society – US umpire selection process. The arbitrators will decide by a majority of votes and their decision will be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. The arbitrators will make their decision within forty-five (45) days of the close of the arbitration proceedings. The costs of arbitration, including the fee of the third arbitrator, will be shared equally by the parties unless the arbitrators decide otherwise. Any party-appointed arbitrator or counsel fees incurred by a party in the conduct of arbitration will be paid by the party incurring the fees.
(b)The language of the arbitration shall be English. The place of arbitration shall be, and the award shall be rendered in, the State of Tennessee.
(c)The Tribunal may not award punitive damages.
(d)By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings otherwise permitted to be sought hereunder. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. For purposes of any judicial action pursuant to this clause: (i) each of the parties irrevocably and unconditionally agrees and consents that any such judicial action shall be brought exclusively in the United States District Court for the Eastern District of Tennessee and, in the absence of such federal jurisdiction, any Tennessee state court; (ii) the Ceding Company and the Reinsurer waive, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of their place of incorporation or domicile, which they may now or hereafter have to the bringing of any such action or proceeding in any Tennessee Court; (iii) the Ceding Company and the Reinsurer irrevocably consents to service of process in the manner provided for notices in Section 16.06, to the relevant designated agent for service of process as provided in Section 16.07 or in any other manner permitted by Applicable Law; and (iv) THE CEDING COMPANY AND THE REINSURER WAIVE, TO THE GREATEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY.
Section 13.03.    Terms of Arbitration.
(a)The Tribunal need not follow strict rules of evidence; provided that each party shall, except for good cause shown, be afforded the right of cross-examination and redirect examination of any witness of the other party, in the manner provided by the Tribunal.

(b)The Tribunal shall make its decision based upon this Agreement, including the laws of the State of Tennessee as provided in Section 16.04, and giving due regard to the customs and practices of the insurance and reinsurance industries.
(c)The parties agree that the arbitration will be confidential, and thus, neither they nor their attorneys, advisors, agents or employees acting on their behalf will issue a press release, hold a press conference, make affirmative statements to the media or otherwise disclose to a third party (other than disclosure to Affiliate(s) of a party on a need-to-know basis and such Affiliate(s) is/are informed of the confidential nature of such information and is/are instructed to keep such information confidential) information made known and documents produced in the arbitration not otherwise in the public domain, evidence and materials created for the purpose of the arbitration and awards arising from the arbitration, except and to the extent that disclosure is required by Applicable Law or regulation, is required to protect or pursue a legal right or is required to enforce or challenge an award in legal proceedings before a court or other competent judicial authority.
ARTICLE XIV
ERRORS AND OMISSIONS

Section 14.01.    Errors and Omissions. Any inadvertent delays, oversights, errors or omissions on the part of one party occurring in connection with its obligations under this Agreement or any transaction hereunder shall not relieve the other party from any liability that would have otherwise attached had such delay, error or omission not occurred. The parties shall nevertheless cooperate in good faith to rectify any such delay, oversight, error or omission as soon as practicable after discovery so that both parties shall be restored as closely as possible to the positions that they would have occupied had such error or oversight not occurred. However, this Section 14.01 shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.
ARTICLE XV
COVENANTS
Section 15.01.    Covenants of the Ceding Company.
(a)Existence; Conduct of Business. The Ceding Company shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits, privileges and franchises material to the conduct of its business, in each case to the extent related to the Reinsured Policies.
(b)Compliance with Law. The Ceding Company shall comply with all Applicable Laws of, Orders of, or Permits issued by, any Governmental Authority applicable to the Ceding Company or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the Reinsured Policies or the Ceding Company’s ability to perform its obligations under this Agreement.

Section 15.02.    Covenants of the Reinsurer.
(a)Existence; Conduct of Business. The Reinsurer shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits, privileges and franchises material to its ability to perform its obligations hereunder.
(b)Compliance with Law. The Reinsurer shall comply with all Applicable Laws of, or Permits issued by, any Governmental Authority applicable to the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the Reinsurer’s ability to perform its obligations under this Agreement.
Section 15.03.    Personal Information.
(a)From and after the date of this Agreement, the parties acknowledge and agree that (i) the Ceding Company shall use commercially reasonable efforts to prevent disclosure of any Personal Information to the Reinsurer, including in any reports provided to the Reinsurer as contemplated hereunder, and (ii) the Reinsurer has no right to request or obtain access to any Personal Information, in each case, unless the Ceding Company has offered in writing to provide certain Personal Information to the Reinsurer and the Reinsurer has agreed in writing to receive such Personal Information.
(b)In the event of any disclosure of Personal Information, the Reinsurer agrees that such Personal Information related to the Reinsured Policies will be kept strictly confidential by the Reinsurer and the Reinsurer shall comply in all material respects with all Applicable Laws related thereto and shall promptly either delete or return such Personal Information to the Ceding Company at the Ceding Company’s direction, and, that, it will only be used for the purpose for which it was provided, as described in this Section 15.03. The Reinsurer may only disclose Personal Information related to the Reinsured Policies to other parties in accordance with Applicable Law and if such other parties have agreed in writing to be bound by a confidentiality agreement that includes obligations of confidentiality, security and limited use similar to those set forth in this Section 15.03 and Section 16.10.
ARTICLE XVI
MISCELLANEOUS

Section 16.01.    Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the Trust Agreement, and any other documents delivered pursuant hereto or thereto, represents the entire agreement between the Reinsurer and the Ceding Company concerning the reinsurance coverage provided under this Agreement, and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the Reinsurer and the Ceding Company with respect to the subject matter hereof and thereof; provided, that in the case of any dispute between this Agreement and the Trust Agreement, this Agreement shall prevail.

Section 16.02.    Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by instrument in writing signed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
Section 16.03.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 16.04.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regarding to such state’s principles of conflict of law that could compel the application of the laws of another jurisdiction.
Section 16.05.    No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their successors and permitted assigns and any indemnified parties as set forth in Article X, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
Section 16.06.    Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any party hereunder shall be in writing and shall be delivered personally, sent by email, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if sent by email, on the date received (provided that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:
if to the Reinsurer:
Commonwealth Annuity and Life Insurance Company
20 Guest Street
Brighton, Massachusetts 02135
Email: reinsurance.notice@gafg.com
Attention: President and CEO

With a copy (which shall not constitute notice) to:
Commonwealth Annuity and Life Insurance Company
c/o Global Atlantic Financial Company
4 World Trade Center
150 Greenwich Street, 51st Floor
New York, NY 10007
Attention: General Counsel and Secretary
Email: reinsurance.notice@gafg.com
if to the Ceding Company:
Provident Life and Accident Insurance Company
c/o Unum Group
1 Fountain Square
Chattanooga, TN 37402
Email: cpashley@unum.com
Attention: Cherie Pashley, Chief Accounting Officer
With a copy (which shall not constitute notice) to:
Unum Group
1 Fountain Square
Chattanooga, TN 37402
Email: liglesias@unum.com
Attention: Lisa G. Iglesias, EVP, General Counsel

Unum Group
1 Fountain Square
Chattanooga, TN 37402
Email: corporatesecretary@unum.com
Attention: Corporate Secretary
Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 16.06.
Section 16.07.    Service of Process. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 16.06 or in any other manner permitted by Applicable Law.
Section 16.08.    Assignment and Retrocession. The rights and obligations of each party under this Agreement shall not be subject to assignment without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, and any attempted assignment without the prior written consent of the other party hereto shall be invalid ab initio. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the parties hereto.

[REDACTED]

Section 16.09.    Headings. The table of contents and headings of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
Section 16.10.    Treatment of Confidential Information.
(a)The Ceding Company and the Reinsurer (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and following the Phase 1 Closing Date, the Receiving Party and its Affiliates will not disclose, give, sell, use or divulge any Confidential Information of the other party (the “Disclosing Party”) for any purpose or permit their respective Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (i) if legally compelled to do so, (ii) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement, the Master Transaction Agreement, the Phase 1 Ancillary Agreements and the Phase 2 Ancillary Agreements, (iii) to the extent necessary for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement, the Master Transaction Agreement, the Phase 1 Ancillary Agreements or the Phase 2 Ancillary Agreements, (iv) to those of such Receiving Party’s Affiliates and their respective Representatives, and in the case of the Reinsurer, Kohlberg Kravis Roberts & Co. L.P. and its Affiliates, in each case who need to know such information for the foregoing purposes, (v) as required under any Applicable Law or by any Governmental Authority, (vi) as might be necessary for Tax or financial reporting purposes or during the course of external audits, (vii) to its retrocessionaires in connection with its retrocession of all or a portion of the risks ceded hereunder in compliance with the terms of this Agreement, or (viii) to which the Disclosing Party gives its prior written consent; provided that in the case of clauses (iv) and (vii) that the Receiving Party may only disclose such Confidential Information to Persons who are bound by confidentiality obligations in respect of such Confidential Information that are at least as stringent as the confidentiality obligations of the Receiving Party. If the Receiving Party or its Affiliates, or any of their respective Representatives receives a subpoena, regulatory request or court order in respect of such disclosure, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 16.10.  In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 16.10, the Receiving Party or its Affiliates or their respective Representatives, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded Confidential Information.
(b)The Receiving Party, on behalf of itself, its Affiliates and their respective Representatives acknowledges that a breach of its obligations under this Section 16.10 may result in irreparable injury to the Disclosing Party. In the event of the breach by the Receiving Party, its Affiliates or their respective Representatives of any of the terms and conditions of this Section 16.10 to be performed, the Disclosing Party shall be entitled to the remedies provided in Section 16.11 in addition to any other remedy to which the Disclosing Party may be entitled hereunder.
Section 16.11.    Specific Performance. Each of the parties acknowledges and agrees that the other party would be irreparably damaged in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each party agrees that the other party shall be entitled to seek an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Agreement by the other party and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which any of the parties may be entitled, at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives, the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking the remedies provided for in this Section 16.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 16.11 are not available or otherwise are not granted and (b) nothing contained in this Section 16.11 shall require any party to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 16.11 before exercising any termination right under Article IX nor shall the commencement of any Action pursuant to this Section 16.11 or anything contained in this Section 16.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 16.12.    Calendar Days. To the extent that any calendar day on which a deliverable pursuant to this Agreement is due is not a Business Day, such deliverable will be due the next Business Day.
Section 16.13.    Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties may execute this Agreement by signing such counterpart. This Agreement shall become effective as of the Applicable Effective Time when each party hereto shall have received a counterpart hereof signed by the other party hereto. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) and such signatures shall be deemed to be original signatures for all purposes. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
Section 16.14.    Waiver of Duty of Utmost Good Faith. Each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, each party agrees that it does not waive the duty of “utmost good faith” or any similar principle relating to the conduct of the parties after the Applicable Effective Time.
Section 16.15.    Construction; Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. When a reference is made to an Article, Section, Schedule or Exhibit such reference shall be to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “Agreement,” means this Agreement as amended or supplemented, together with all Exhibits and Schedules attached hereto or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The references to “dollars” or “$” shall be to United States dollars. Reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement. Unless otherwise provided herein, any agreement, instrument, statute or regulation defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and regulations) by succession of comparable successor statutes or regulations, as applicable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Steven A. Zabel
Name:	Steven A. Zabel
Title:	Executive Vice President, Finance

[Signature Page to A&R PLA Reinsurance Agreement]

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

By:	/s/ Manu Sareen
Name:	Manu Sareen
Title:	Managing Director
[Signature Page to A&R PLA Reinsurance Agreement]